UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Acushnet Holdings Corp.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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ACUSHNET HOLDINGS CORP.
333 BRIDGE STREET
FAIRHAVEN, MASSACHUSETTS 02719
April __, 2018
Dear Acushnet Stockholder:

You are cordially invited to attend the 2018 Annual Meeting of Stockholders of Acushnet Holdings Corp. to be held on June 11, 2018, beginning at 9:00 a.m. Eastern Daylight Time. For your convenience, we are pleased to inform you that the Annual Meeting will be a completely virtual meeting, which will be conducted via live webcast. You may attend the Annual Meeting online, vote your shares electronically and submit your questions related to proposals (1) - (6) below during the Annual Meeting via a live webcast by visiting www.virtualshareholdermeeting.com/GOLF2018. Details regarding how to attend the meeting online and the business to be conducted at the annual meeting are more fully described in the accompanying Notice of Annual Meeting and Proxy Statement.

Proxy materials, which include a Notice of the Internet Availability of Proxy Materials, proxy statement and proxy card, accompany this letter. The enclosed proxy statement is first being mailed or made available to stockholders of Acushnet Holdings Corp. on or about April __, 2018. We have also enclosed our 2017 Annual Report. At the Annual Meeting, you will be asked to consider and vote:

(1)	To elect as Class II directors to hold office for a three-year term, the following nominees recommended by the Board of Directors: David Maher, Steven Tishman and Walter Uihlein;

(2)	To approve an amendment to our Amended and Restated Certificate of Incorporation regarding board declassification;

(3)	To approve an amendment to our Amended and Restated Certificate of Incorporation regarding director removal;

(4)	To approve an amendment to our Amended and Restated Certificate of Incorporation regarding special meetings of the stockholders;

(5)	To ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2018;

(6)	To approve, in a non-binding advisory vote, the compensation paid to the named executive officers; and

(7)	To conduct any other business properly brought before the meeting.

Our Board of Directors unanimously recommends that you (i) approve the election of the individuals nominated to serve as Class II directors; (ii) approve an amendment to our Amended and Restated Certificate of Incorporation regarding board declassification; (iii) approve an amendment to our Amended and Restated Certificate of Incorporation regarding director removal; (iv) approve an amendment to our Amended and Restated Certificate of Incorporation regarding special meetings of the stockholders; (v) ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm; and (vi) approve the compensation paid to the named executive officers.

Your vote is important to us and our business.     Even if you plan to attend the meeting, you are requested to sign, date and return the proxy card in the enclosed envelope or to vote by Internet or telephone pursuant to the instructions set forth in the enclosed proxy statement.

We appreciate your continued support of Acushnet Holdings Corp.

Sincerely,

David E. Maher
President and Chief Executive Officer

ACUSHNET HOLDINGS CORP.
333 BRIDGE STREET
FAIRHAVEN, MASSACHUSETTS 02719

NOTICE OF 2018 ANNUAL MEETING OF STOCKHOLDERS

The 2018 Annual Meeting of Stockholders of Acushnet Holdings Corp. will be held at 9:00 a.m. Eastern Daylight Time on June 11, 2018. You can attend the Annual Meeting online, vote your shares electronically and submit your questions during the Annual Meeting by visiting www.virtualshareholdermeeting.com/GOLF2018. You will need to have your 16-Digit Control Number included on your Notice or your proxy card (if you received a printed copy of the proxy materials) to join the Annual Meeting. The Annual Meeting will be held for the following purposes:

(1)	To elect as Class II directors to hold office for a three-year term, the following nominees recommended by the Board of Directors: David Maher, Steven Tishman and Walter Uihlein;

(2)	To approve an amendment to our Amended and Restated Certificate of Incorporation regarding board declassification;

(3)	To approve an amendment to our Amended and Restated Certificate of Incorporation regarding director removal;
(4) To approve an amendment to our Amended and Restated Certificate of Incorporation regarding special meetings of the stockholders;

(5)	To ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2018;

(6)	To approve, in a non-binding advisory vote, the compensation paid to the named executive officers; and

(7)	To conduct any other business properly brought before the meeting.

Only stockholders of record at the close of business on April 16, 2018 (the "Record Date"), are entitled to notice of and to vote at the Annual Meeting and at any adjournment or postponement thereof. A list of such stockholders will be open to examination, during regular business hours, by any stockholders for at least ten days prior to the Annual Meeting at our offices at 333 Bridge Street, Fairhaven, Massachusetts 02719, and electronically during the Annual Meeting at www.virtualshareholdermeeting.com/GOLF2018 when you enter your 16-Digit Control Number. Stockholders holding a majority of the voting power of the issued and outstanding shares of the Company entitled to vote, present or represented by proxy, at the Annual Meeting will constitute a quorum.

By Order of the Board of Directors
Brendan M. Gibbons
Executive Vice President, Chief Legal Officer and Corporate Secretary

April __, 2018

YOUR VOTE IS IMPORTANT
You are cordially invited to attend the meeting. Whether or not you expect to attend the meeting, you are requested to read the enclosed proxy statement and to vote by mail by marking, signing, dating and returning the accompanying proxy as soon as possible or by Internet or telephone pursuant to the instructions set forth in the proxy statement. If you prefer, you may also cast your vote electronically when attending the virtual meeting.
If you hold your shares in "street name," your broker, bank or other nominee cannot vote your shares on your behalf with respect to Proposals 1, 2, 3, 4 or 6 until it receives your voting instructions. If you do not provide voting instructions over the Internet, by telephone or by returning a voting instruction form, your shares will not be voted with respect to those matters, except that if your shares are held by a broker, your broker may vote shares on your behalf on Proposal 5 without instruction. Details regarding how to attend the meeting online and the business to be conducted at the Annual Meeting are more fully described in the accompanying Notice of Annual Meeting and Proxy Statement.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders

to Be Held on June 11, 2018.

The proxy statement and annual report to stockholders are available at www.proxyvote.com.

Proxy Statement for the
2018 Annual Meeting of Stockholders of
Acushnet Holdings Corp.
To Be Held on June 11, 2018

i

ACUSHNET HOLDINGS CORP.
333 BRIDGE STREET
FAIRHAVEN, MASSACHUSETTS 02719
PROXY STATEMENT
FOR THE 2018 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 11, 2018

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

This proxy statement and the enclosed form of proxy are furnished in connection with the solicitation of proxies by our Board of Directors for use at the 2018 Annual Meeting of Stockholders to be held at 9:00 a.m. Eastern Daylight Time on June 11, 2018, and any adjournments or postponements thereof. This annual meeting will be a completely virtual meeting of stockholders, which will be conducted via live webcast.

The information provided in the "question and answer" format below is for your convenience only and is merely a summary of the information contained in this proxy statement. You are encouraged to read this entire proxy statement carefully before deciding how to vote.

Unless otherwise indicated, the terms "Company," "Acushnet," "we," "our" and "us" are used in this proxy statement to refer to Acushnet Holdings Corp. and its consolidated subsidiaries. The terms "Board" and "Board of Directors" refer to our Board of Directors. The term "Magnus" refers to Magnus Holdings Co., Ltd., a wholly-owned subsidiary of Fila Korea Co., Ltd. ("Fila Korea"), who controls a majority of the voting power of all outstanding shares of our common stock.

What is a proxy statement and what is a proxy?

A proxy statement is a document that U.S. Securities and Exchange Commission (the "SEC") regulations require us to give you when we ask you to sign a proxy designating individuals to vote on your behalf. A proxy is your legal designation of another person to vote the stock you own. This other person is called a proxy or proxy holder. If you designate someone as your proxy in a written document, that document also is called a proxy or a proxy card. We have designated William Burke, our Executive Vice President, Chief Financial Officer and Treasurer, and Brendan Gibbons, our Executive Vice President, Chief Legal Officer and Corporate Secretary, as proxies or proxy holders for the Annual Meeting.

What is the Notice of Internet Availability of Proxy Materials that I received instead of complete proxy materials?

SEC rules allow companies to furnish proxy materials, including this proxy statement and our Annual Report, by providing access to these documents on the Internet instead of mailing printed copies of our proxy materials to stockholders. Most stockholders have received a Notice of Internet Availability of Proxy Materials (the "Notice"), which provides instructions for accessing proxy materials on a website or for requesting electronic or printed copies of the proxy materials.

If you want a paper copy of the proxy materials for the Annual Meeting and for all future meetings, please follow the instructions in the Notice for requesting such materials. The electronic delivery option lowers costs and reduces the environmental impact of printing and distributing the materials.

How can I access the proxy materials over the Internet?

You may view and also download our proxy materials, including our 2017 Annual Report on Form 10-K, at www.proxyvote.com. Please see the instructions below regarding how to submit your vote.

Who can vote at the Annual Meeting?

Only stockholders of record at the close of business on April 16, 2018 (the "Record Date") will be entitled to vote at the Annual Meeting. On the Record Date, there were 74,744,536 shares of common stock outstanding and entitled to vote. Stockholders are not permitted to cumulate their votes in the election of directors.

Stockholder of Record: Shares Registered in Your Name

If, on the Record Date, your shares were registered directly in your name with our transfer agent, Computershare, then you are a stockholder of record. As a stockholder of record, you may attend the Annual Meeting and vote electronically during the Annual Meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted if you decide not to attend the virtual meeting.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank ("Street Name")

If, on the Record Date, your shares were held in an account at a broker, bank or other similar organization, then you are the beneficial owner of shares held in "street name" and our proxy materials are being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the Annual Meeting. To participate and vote your shares at the Annual Meeting, you will need the 16-digit control number included on your Notice of Internet Availability of the proxy materials, on your proxy card or on the instructions that accompanied your proxy materials. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted if you decide not to attend the virtual meeting.

What am I being asked to vote on?

There are six proposals scheduled to be voted on at the meeting:

•	Election of Mr. David Maher, Mr. Steven Tishman and Mr. Walter Uihlein as Class II directors to hold office for a three-year term.

•	Approval of an amendment to our Amended and Restated Certificate of Incorporation regarding board declassification.

•	Approval of an amendment to our Amended and Restated Certificate of Incorporation regarding director removal.

•	Approval of an amendment to our Amended and Restated Certificate of Incorporation regarding special meetings of the stockholders.

•	Ratification of the appointment of PricewaterhouseCoopers LLP as Acushnet's independent registered public accounting firm for the fiscal year 2018.

•	Approval, in a non-binding advisory vote, of the compensation paid to the named executive officers.

How does the Board recommend that I vote?

The Board of Directors unanimously recommends that all stockholders vote:

•	FOR the election of Mr. David Maher, Mr. Steven Tishman and Mr. Walter Uihlein as Class II directors to hold office for a three-year term.

•	FOR the amendment to our Amended and Restated Certificate of Incorporation regarding board declassification.

•	FOR the amendment to our Amended and Restated Certificate of Incorporation regarding director removal.

•	FOR the amendment to our Amended and Restated Certificate of Incorporation regarding special meetings of the stockholders.

•	FOR the ratification of the appointment of PricewaterhouseCoopers LLP as Acushnet's independent registered public accounting firm for the fiscal year 2018.

•	FOR the approval of the compensation paid to the named executive officers.

What if another matter is properly brought before the meeting?

We will consider other business that properly comes before the meeting in accordance with Delaware law and our Amended and Restated Bylaws (the "Bylaws"). As of the date of this Proxy Statement, the Board did not know of any other matters to be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, the persons named in the accompanying proxy will vote on those matters according to their best judgment.

How do I vote?

The procedures for voting are as follows:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote online at the Annual Meeting. You may also vote prior to the Annual Meeting over the Internet, by telephone or by proxy using the enclosed proxy card. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted if you decide not to attend the meeting. You may still attend the meeting and vote electronically during the meeting even if you have already voted by proxy.

•
If you are a stockholder of record, you may vote your shares at the Annual Meeting by following the instructions provided on the Notice and logging in to www.virtualshareholdermeeting.com/GOLF2018. You will be asked to provide the control number from your Notice.

•
If you received printed proxy materials, you may submit your proxy by completing, signing and dating the proxy card and returning it promptly in the envelope provided. Mailed proxy cards must be received no later than June 10, 2018 to be counted. If you return your signed proxy card to us by June 10, 2018, we will vote your shares as you direct.

•	To submit your proxy by telephone or the Internet, please follow the instructions provided on the proxy card. Your vote must be received by 11:59 P.M., Eastern Time on June 10, 2018 to be counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank ("Street Name")

If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a notice containing voting instructions from that organization. Simply follow the voting instructions in those materials to ensure that your vote is counted. Alternatively, you may vote by telephone or over the Internet as instructed by your broker or bank. You are also invited to attend the Annual Meeting. To participate and vote your shares at the Annual Meeting, you will need the 16-digit control number included on your Notice of Internet Availability of the proxy materials, on your proxy card or on the instructions that accompanied your proxy materials. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted if you decide not to attend the virtual meeting.

What do I need to do to attend the Annual Meeting?

We will host the Annual Meeting live via webcast. Any stockholder can attend the Annual Meeting live online at www.virtualshareholdermeeting.com/GOLF2018. If you were a stockholder or joint holder as of the Record Date, or you hold a valid proxy for the Annual Meeting, you can vote at the Annual Meeting. A summary of the information you need to attend the Annual Meeting online is provided below:

•	Instructions on how to attend and participate via the Internet, including how to demonstrate proof of stock ownership, are posted at www.virtualshareholdermeeting.com/GOLF2018;

•	Webcast starts at 9:00 a.m. Eastern Daylight Time;

•	Stockholders may vote and submit questions while attending the Annual Meeting via the Internet; and

•	You will need your 16-Digit Control Number to enter the Annual Meeting.

How many votes do I have?

On each matter to be voted upon, each stockholder will have one vote for each share of common stock owned by that stockholder as of the Record Date for the 2018 Annual Meeting of Stockholders.

Who will count the vote?

Representatives of Broadridge Financial Solutions Inc. will tabulate the votes and will act as inspectors of election.

What are "broker non-votes"?

Broker non-votes occur when a beneficial owner of shares held in "street name" does not give instructions to the broker, bank or other nominee holding the shares as to how to vote on matters deemed "non-routine" by the New York Stock Exchange ("NYSE"). Generally, if shares are held in street name, the beneficial owner of the shares is entitled to give voting instructions to the broker, bank or other nominee holding the shares. If the beneficial owner does not provide voting instructions, the broker, bank or other nominee can still vote the shares with respect to matters that are considered to be "routine," but not with respect to "non-routine" matters. Under NYSE rules, Proposals 1, 2, 3, 4 and 6 are "non-routine" matters and Proposal 5 is a "routine" matter.

What happens if I do not vote?

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record and do not vote by Internet, telephone, completing your proxy card or by attending the Annual Meeting, your shares will not be voted and your shares will not be counted as "present" for purposes of determining whether a quorum is present at the Annual Meeting.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank ("Street Name")

If you are a beneficial owner and do not instruct your broker, bank or other nominee how to vote your shares, the question of whether your broker or nominee will still be able to vote your shares depends on whether the particular proposal is a "routine" matter. Brokers and other nominees can use their discretion to vote "uninstructed" shares with respect to matters that are considered to be "routine," but not with respect to "non-routine" matters.

Under the rules of the NYSE, Proposals Nos. 1, 2, 3, 4 and 6 are considered non-routine matters, and your broker or nominee may not vote your shares on Proposals Nos. 1, 2, 3, 4 and 6 without your instructions. Proposal No. 5 is considered a routine matter, and your broker or nominee may vote your uninstructed shares on Proposal 5.

How many votes are needed to approve each proposal?

•
For Proposal No. 1, the election of directors, the nominees receiving the most "FOR" votes from the holders of shares present in person or represented by proxy and entitled to vote on the election of directors will be elected. Votes may be cast in favor of or withheld with respect to the director nominee. Votes that are withheld will have the same effect as an abstention and will not count as a vote "FOR" or "AGAINST" a director. Broker non-votes will have no effect on the outcome of Proposal 1.

•
To be approved, Proposal 2, approval of an amendment to our Amended and Restated Certificate of Incorporation regarding board declassification, must receive the affirmative vote of a majority in voting power of all outstanding shares and Proposal 3 must also be approved. Abstentions and broker non-votes will have the same effect as a vote "AGAINST" the proposal.

•
To be approved, Proposal 3, approval of an amendment to our Amended and Restated Certificate of Incorporation regarding director removal, must receive the affirmative vote of a majority in voting power of all outstanding shares and Proposal 2 must also be approved. Abstentions and broker non-votes will have the same effect as a vote "AGAINST" the proposal.

•
To be approved, Proposal 4, approval of an amendment to our Amended and Restated Certificate of Incorporation regarding special meetings of the stockholders, must receive the affirmative vote of a majority in voting power of all outstanding shares. Abstentions and broker non-votes will have the same effect as a vote "AGAINST" the proposal.

•
To be approved, Proposal 5, ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018, must receive the affirmative vote of a majority of shares present in person or represented by proxy and entitled to vote on the matter. Abstentions will have the same effect as a vote "AGAINST" the proposal. Brokers may vote uninstructed shares with respect to Proposal 5. Broker non-votes, if any, will have no effect on the outcome of Proposal 5.

•
To be approved, Proposal 6, approval of the compensation paid to the named executive officers, must receive the affirmative vote of a majority of shares present in person or represented by proxy and entitled to vote on the matter. Abstentions will have the same effect as a vote "AGAINST" the proposal. Broker non-votes will have no effect on Proposal 6.

As of the Record Date, Magnus beneficially owned and had the right to vote 39,345,151 of the outstanding shares of our common stock (representing 52.6% of the voting power) and has advised us that they intend to vote all such shares in favor of the director nominees listed herein, for the approval of the amendment to the Amended and Restated Certificate of Incorporation regarding board declassification, for the approval of the amendment to the Amended and Restated Certificate of Incorporation regarding director removal, for the approval of the amendment to the Amended and Restated Certificate of Incorporation regarding special meetings of the stockholders, for the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2018, and for the approval of the compensation paid to the named executive officers. If Magnus votes as indicated, all of these matters will be approved.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding at least a majority of the outstanding shares of our common stock entitled to vote at the Annual Meeting are present, either in person or by proxy. On the Record Date, there were 74,744,536 shares of common stock outstanding and entitled to vote. Abstentions, withheld votes and broker non-votes are counted for determining whether a quorum is present. If there is no quorum, the chairperson or the holders of a majority of shares present in person or represented by proxy and entitled to vote at the meeting may adjourn the meeting to another date. Magnus has advised us that they will be present, either in person or by proxy, at the Annual Meeting. If Magnus attends, a quorum will be present.

In accordance with our Bylaws, stockholders and proxy holders electronically attending the virtual annual meeting will be deemed present "in person" for the purposes of satisfying the foregoing ownership requirements.

How can I find out the results of the voting at the Annual Meeting?

Preliminary voting results are expected to be announced at the Annual Meeting. Final voting results will be published in a Current Report on Form 8-K that we expect to file within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies, although we will reimburse them for their reasonable out-of-pocket expenses. We will also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one set of proxy materials?

If you receive more than one set of proxy materials, your shares may be registered in more than one name or in different accounts. You should complete each of the proxy cards to ensure that all of your shares are voted.

You may consider registering all of your brokerage accounts in the same name and address for better service. If you wish to do so, you should contact your broker, bank or nominee for more information. Our stock transfer agent is Computershare and can be contacted at 800-736-3001 (within the United States and Canada) or 781-575-3100 (outside the United States and Canada) or by visiting their website at www.computershare.com/investor.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time prior to the vote at the Annual Meeting. If you voted by Internet, telephone or mail and are a stockholder of record, you may change your vote and revoke your proxy by:

•	delivering written notice of revocation to our Corporate Secretary, 333 Bridge Street, Fairhaven, MA 02719 provided such statement is received no later than June 10, 2018;

•	voting again by Internet or telephone at a later time but before 11:59 P.M. Eastern Time on June 10, 2018;

•	submitting a properly signed proxy card with a later date that is received no later than June 10, 2018; or

•	attending the 2018 Annual Meeting, revoking your proxy and voting.

If you hold your shares in street name, you may submit new voting instructions by contacting your bank, broker or other nominee. You may also change your vote or revoke your proxy by attending the Annual Meeting via the Internet and voting if you obtain a signed proxy from the record holder (bank, broker or other nominee) giving you the right to vote the shares. Please note that attendance at the 2018 Annual Meeting will not by itself revoke a proxy.

When are stockholder proposals and director nominations due for next year's annual meeting?

To be considered for inclusion in next year's proxy materials pursuant to Rule 14a-8, promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), your proposal must be submitted in writing by December 28, 2018 to our Corporate Secretary, 333 Bridge Street, Fairhaven, Massachusetts 02719, and must comply with all applicable requirements of Rule 14a-8.

Our Bylaws provide that nominations of persons for election to the Board of Directors and the proposal of other business to be considered by the stockholders may be made at an annual meeting of stockholders only (a) pursuant to the Company's notice of meeting (or any supplement thereto), (b) by or at the direction of the Board of Directors or any authorized committee thereof or (c) by any stockholder of the Company who is entitled to vote at the meeting, who has complied with the notice procedures set forth in the Bylaws and who was a stockholder of record at the time such notice is delivered to the Corporate Secretary of the Company. To be timely for our 2019 Annual Meeting of Stockholders, our Corporate Secretary must receive the written notice at our principal executive offices:

•	not earlier than February 11, 2019; and

•	not later than the close of business on March 13, 2019.

Whom should I contact if I have additional questions or would like additional copies of the proxy materials?

If you would like additional copies of this proxy statement (which copies will be provided to you without charge) or if you have questions, including the procedures for voting your shares, you should refer to the instructions on the Notice, or you can request materials at www.proxyvote.com.

PROPOSAL 1— ELECTION OF DIRECTORS

Composition of Our Board of Directors

Our Board of Directors currently consists of nine members. In accordance with our Amended and Restated Certificate of Incorporation in effect as of the date hereof, our Board of Directors is divided into three classes, Class I, Class II and Class III, with each class containing, as nearly as possible, one-third of the total number of directors serving staggered three-year terms and directors in a particular class are elected for three-year terms at the annual meeting of stockholders in the year in which their terms expire. Accordingly, each of our Class II directors is up for election at the Annual Meeting to hold office for a three-year term expiring on the date of the 2021 annual meeting of stockholders and until his or her respective successor has been duly elected and qualified. However, if stockholders approve Proposal 2 regarding board declassification and Proposal 3 regarding director removal, then all director terms, including those of the Class II directors elected at the Annual Meeting, will expire at the 2019 annual meeting of stockholders and all directors will be elected thereafter for one-year terms and until their successors are elected and qualified.

The authorized number of directors may be changed only by our Board of Directors. Vacancies on the Board of Directors may be filled only by persons elected by a majority of the directors then in office. A director elected by the Board of Directors to fill a vacancy in a class, including vacancies created by an increase in the number of directors, serves for the remainder of the full term of that class or until the director's successor is duly elected and qualified or his or her death, resignation, retirement, disqualification or removal from office. Any increase or decrease in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors.

Our Amended and Restated Certificate of Incorporation in effect as of the date hereof provides that directors may be removed with or without cause upon the affirmative vote of a majority in voting power of all outstanding shares of stock entitled to vote thereon, voting together as a single class; provided, however, at any time when Magnus or any successor or affiliates beneficially owns, in the aggregate, less than 50 percent of the then-issued and outstanding shares of our common stock, directors may only be removed for cause, and only by the affirmative vote of holders of at least 66 2 / 3  percent in voting power of all the then-outstanding shares of stock of the Company entitled to vote thereon, voting together as a single class. As of the Record Date, Magnus and its affiliates beneficially owned, in aggregate, 52.6% in voting power of the then-issued and outstanding shares of common stock of the Company. This provision of our Amended and Restated Certification of Incorporation is the subject of Proposal 3 below.

The following table sets forth the names and certain other information for the nominees for election as directors and for each of the continuing members of the Board of Directors as of the date of this proxy statement. Key biographical information for each of these individuals is set forth below.

	Class	Age	Position	Director Since	Current Term Expires	Expiration of Term for which Nominated
David Maher(1)	II	50	President and Chief Executive Officer and Director	2018	2018	2021
Yoon Soo (Gene) Yoon	I	72	Chairman	2011	2020	N/A
Jonathan Epstein(2)(3)	I	63	Director	2018	2020	N/A
Jennifer Estabrook(2)(4)	III	57	Director	2016	2019	N/A
Gregory Hewett(4)(5)	III	49	Director	2016	2019	N/A
Sean Sullivan(5)	III	51	Director	2016	2019	N/A
Steven Tishman(4)(5)	II	61	Director	2016	2018	2021
Walter Uihlein	II	68	Director	2011	2018	2021
Norman Wesley(2)	I	68	Director	2016	2020	N/A

(1)	Mr. Maher was appointed to the Board of Directors on March 29, 2018, succeeding Christopher Metz, who resigned from the board on March 29, 2018.

(2)	Member of our Nominating and Corporate Governance Committee.

(3)	Mr. Epstein was appointed to the Board of Directors on March 29, 2018, succeeding David Valcourt, who resigned from the board on March 29, 2018.

(4)	Member of our Compensation Committee.

(5)	Member of our Audit Committee.

Class II Director Nominees

David Maher, 50, joined the Company in 1991 and was appointed President and Chief Executive Officer of Acushnet Company, effective January 1, 2018. Prior to that, Mr. Maher was Chief Operating Officer from June 2016 to December 2017, Senior Vice President, Titleist Worldwide Sales and Global Operations from February 2016 to June 2016 and Vice President, Titleist U.S. Sales from 2001 to January 2016. Mr. Maher has served on our board of directors since March 2018. Mr. Maher was selected to serve as a director because he is our President and Chief Executive Officer and has extensive experience as an executive in the golf industry.

Steven Tishman, 61, is a Managing Director and Global Head of the Mergers and Acquisitions Group at Houlihan Lokey, where he is also a member of the firm's Management Committee, Co-Head of the firm's M&A Commitment Committee and a member of the firm's Corporate Finance Board of Directors. Mr. Tishman joined Houlihan Lokey in January 2012. Previously, Mr. Tishman was a Managing Director at Rothschild Inc., where he served from 2002 to 2012. Prior to joining Rothschild, Mr. Tishman was a Managing Director of Robertson Stephens Inc. from 1999 to 2002, and was a Senior Managing Director of Bear, Stearns & Co. Inc. from 1993 to 1999. Mr. Tishman is currently a trustee of GoodHaven Funds Trust and was previously a director of Cedar Fair L.P., Nautica Enterprises, Inc., Claire's Stores, Inc. and Odimo, Inc. Mr. Tishman has served on our board of directors since October 2016. Mr. Tishman was selected to serve as a director because of his extensive experience in finance and management and serving on other public company boards.

Walter (Wally) Uihlein, 68, our former President and Chief Executive Officer, joined the Company in 1976 and was appointed President and Chief Executive Officer of Acushnet Company in 1995 and was appointed President and Chief Executive Officer of Acushnet Holdings Corp. in May 2016 until his retirement as of January 1, 2018. Mr. Uihlein served as a member of the board of directors of Acushnet Company, our operating subsidiary, from 1984 to October, 2016, and has served on our board of directors since October 2016. In 2005, Mr. Uihlein received the PGA of America's Distinguished Service Award, the organization's highest honor. Mr. Uihlein was selected to serve as a director because of his extensive experience as an executive in the golf industry, as well as due to his experience as our former President and Chief Executive Officer and as a director of Acushnet Company.

Class I Directors

Yoon Soo (Gene) Yoon, 72, has been the Chairman of Fila Korea since 1994 and was the Chief Executive Officer of Fila Korea from 1991 until March 2018. Fila Korea is a public company listed on the Korea Exchange. Mr. Yoon has served as the chairman of our board of directors since 2011. Mr. Yoon also served as the Chairman of the Board of Directors of Acushnet Company, our operating subsidiary, from 2011 to October 2016 and served as the President of Acushnet Holdings Corp. from 2011 until May 2016. Mr. Yoon was selected to serve as a director because of his affiliation with Fila, his knowledge and experience in consumer products and his experience as the chairman of Acushnet Holdings Corp. since 2011 and as the chairman of Acushnet Company from 2011 to 2016.

Jonathan Epstein, 63, has been the President of Fila USA, Inc. and Global Chief Commercial Officer of Fila since August 2007.  In that role, he has restructured and reorganized Fila USA, improving top line revenues, returning the company to profitability and growth. Mr. Epstein has been a close advisor to Fila's Chairman and chief architect behind the brand’s global transformation since 2007. Under Mr. Epstein's leadership, the company expanded its global affiliates from 9 in 2007 to 35 in 2017 and he has been instrumental in managing and retaining those partnerships. Mr. Epstein currently serves as a director of Magnus Holdings and on a variety of boards within Fila's global enterprise. Prior to Fila, Mr. Epstein worked for Adidas America, where he spent 20 years in a variety of leadership roles, including National Sales Manager for the company. Mr. Epstein was selected to serve as a director because of his 37 years of experience in the sporting goods industry and his strong management and commercial background.

Norman Wesley, 68, is the former Chief Executive Officer and Chairman of Fortune Brands, Inc. Mr. Wesley joined Fortune Brands in 1984 and became President and Chief Operating Officer of Fortune Brands in September 1998, and Chairman and Chief Executive Officer of Fortune Brands in December 1999. He served as Chief Executive Officer through December 2007 and as Chairman until September 2008. Previously, Mr. Wesley held various management positions at Crown Zellerbach Corporation. Mr. Wesley currently serves as a director of Acuity Brands, Inc. and Fortune Brands Home & Security, Inc. Mr. Wesley was previously a director of Keurig Green Mountain, Inc., ACCO Brands Corporation, Fortune Brands, Inc., Pactiv Corporation, and R.R. Donnelly & Sons. Mr. Wesley has served on our board of directors since October 2016. Mr. Wesley was selected to serve as a director because of his extensive experience in the consumer products industry, his prior leadership experience and his experience serving on other public company boards.

Class III Directors

Jennifer Estabrook, 57, has been the Chief Operating Officer of Fila North America since December 2015 and was the Executive Vice President, Business Operations of Fila USA, Inc. from September 2010 until December 2015. Ms. Estabrook has also been the Head of Global Licensing for Fila Luxembourg S.à.r.l. since 2014 and a member of the Board of Managers of Fila Luxembourg S.à.r.l. since 2007 and has held several other positions at Fila USA, Inc. and its affiliates since 2005. Fila USA, Inc. and Fila Luxembourg S.à.r.l. are wholly-owned subsidiaries of Fila Korea, a public company listed on the Korea Exchange. Ms. Estabrook also serves on the Board of Trustees of the University of Maryland Baltimore Foundation, Inc. Ms. Estabrook served as a member of the board of directors of Acushnet Company, our operating subsidiary, from 2011 to October 2016. Ms. Estabrook has served on our board of directors since October 2016. Ms. Estabrook was selected to serve as a director because of her affiliation with Fila, her multi-faceted background and experience, her knowledge and operational experience in consumer products and sporting goods and her experience as a director of Acushnet Company since 2011.

Gregory Hewett, 49, is the principal of GH Consulting LLC, a private consultancy for businesses and institutional investors that he founded in March 2015. Previously, Mr. Hewett served at The Blackstone Group L.P. from August 2005 through February 2015 in various capacities, including most recently as a Senior Managing Director. Prior to joining Blackstone, Mr. Hewett served as a director in the Investment Banking Division of Credit Suisse First Boston, which he joined in 2000 when it acquired Donaldson, Lufkin & Jenrette, where he was an Associate in the Investment Banking Division. Prior to joining Donaldson, Lufkin & Jenrette, Mr. Hewett practiced law at Bryan Cave LLP. Mr. Hewett has served on our board of directors since October 2016. Mr. Hewett was selected to serve as a director because of his significant experience in finance.

Sean Sullivan, 51, is the Executive Vice President and Chief Financial Officer of AMC Networks Inc., a position he has held since 2011. Prior to joining AMC Networks Inc., Mr. Sullivan served as Chief Corporate Officer of RMH from 2010 to 2011, Chief Financial Officer of HiT Entertainment from 2009 to 2010 and Chief Financial Officer and President of Commercial Print and Packaging division of Cenveo, Inc. from 2005 to 2008. Mr. Sullivan has served on our board of directors since October 2016. Mr. Sullivan was selected to serve as a director because of his significant experience in finance and operations.

Vote Required and Board Recommendation

Nominees to serve as Class II directors will be elected by a plurality of the votes present in person or represented by proxy and entitled to vote at the Annual Meeting.

Unless otherwise instructed, the persons named in the form of proxy card (the "proxyholders") attached to this proxy statement, as filed with the SEC, intend to vote the proxies held by them for the election of Mr. Maher, Mr. Tishman and Mr. Uihlein, to serve as Class II Directors. The proxies cannot be voted for more than three candidates for director. The Board of Directors knows of no reason why these nominees should be unable or unwilling to serve, but if that should be the case, proxies received will be voted for the election of such other persons, if any, as the Board of Directors may designate. If you hold your shares in street name and you do not give voting instructions to your broker, your broker will leave your shares unvoted on this matter.

Our Board of Directors recommends that you vote "FOR" the election of Mr. Maher, Mr. Tishman and
Mr. Uihlein to serve as Class II Directors.

INFORMATION ABOUT OUR BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Board Independence

We completed our initial public offering in November 2016, and our common stock trades on the NYSE. Under our Corporate Governance Guidelines and NYSE rules, a director is not independent unless our Board of Directors affirmatively determines that he or she does not have a direct or indirect material relationship with us or any of our subsidiaries.

Our Corporate Governance Guidelines define independence in accordance with the independence definition in the current NYSE corporate governance rules for listed companies and require our Board of Directors to review the independence of all directors at least annually.

Director Independence

Our Board of Directors has undertaken a review of the independence of each director and director nominee and determined that Messrs. Epstein, Hewett, Sullivan, Tishman, and Wesley and Ms. Estabrook are "independent" under NYSE listing standards, that Ms. Estabrook and Messrs. Hewett and Tishman meet the additional independence requirements applicable to compensation committee members under NYSE listing standards, and that Messrs. Sullivan, Hewett and Tishman also meet the additional independence requirements of Rule 10A-3 of the Exchange Act applicable to audit committee members.

Board Leadership Structure

Board Composition

Our Board of Directors consists of nine members. In accordance with our Amended and Restated Certificate of Incorporation in effect as of the date hereof, our Board of Directors is divided into three classes with staggered three-year terms and, at each annual meeting of stockholders, the successors to directors whose terms then expire will be elected to serve from the time of election and qualification until the third annual meeting following election. Our directors are currently divided among the three classes as follows:

•	The Class I directors are Messrs. Epstein, Wesley and Yoon, and their terms will expire at the annual meeting of stockholders held in 2020;

•	The Class II directors are Messrs. Maher, Tishman and Uihlein, and their terms will expire at this Annual Meeting; and

•	The Class III directors are Ms. Estabrook and Messrs. Hewett and Sullivan, and their terms will expire at the annual meeting of stockholders to be held in 2019.

Our classified board structure is the subject of Proposal 2. If stockholders approve Proposal 2 regarding board declassification and Proposal 3 regarding director removal, then all director terms, including those of the Class II directors elected at the Annual Meeting, will expire at the 2019 annual meeting of stockholders and all directors will be elected thereafter for one-year terms and until their successors are elected and qualified.

Committees of our Board of Directors

The committees of our Board of Directors consist of an Audit Committee, a Nominating and Corporate Governance Committee and a Compensation Committee.

Audit Committee

We have an Audit Committee, consisting of Mr. Sullivan, who serves as the Chair, and Messrs. Hewett and Tishman. Messrs. Sullivan, Hewett and Tishman qualify as independent directors under NYSE listing standards and the independence requirements of Rule 10A-3 of the Exchange Act. Our Board of Directors has determined that each of Messrs. Sullivan, Hewett and Tishman qualify as an "audit committee financial expert" as such term is defined in Item 407(d)(5) of Regulation S-K.

The purpose of the Audit Committee is to assist our Board of Directors in overseeing:

•	the quality and integrity of our financial statements (including the effectiveness of internal controls over financial reporting);

•	our compliance with legal and regulatory requirements;

•	our independent registered public accounting firm's qualifications, performance and independence; and

•	the performance of our internal audit function.

The Audit Committee also prepares the audit committee report required by the SEC to be included in our proxy statement. Our Board of Directors has adopted a written charter for the Audit Committee, which may be found at www.acushnetholdingscorp.com/investors under "Governance."

Nominating and Corporate Governance Committee

We have a Nominating and Corporate Governance Committee, consisting of Mr. Wesley, who serves as the Chair, and Mr. Epstein and Ms. Estabrook. Our Board of Directors has determined that each member of our Nominating and Corporate Governance meets the requirements for independence under NYSE listing standards. The purpose of the Nominating and Corporate Governance Committee is to, among other things:

•
identify individuals qualified to become directors, consistent with the criteria approved by our Board of Directors and select, or recommend that our Board of Directors select, the director nominees for the next annual meeting of stockholders or to fill vacancies or newly created directorships that may occur between such meetings;

•	develop and recommend to our Board of Directors a set of corporate governance principles;

•	oversee the evaluation of our Board of Directors and management;

•	recommend members of our Board of Directors to serve on committees of our Board of Directors and evaluating the operations and performance of such committees;

•	oversee and approve the management continuity and succession planning process; and

•	otherwise take a leadership role in shaping our corporate governance.

Our Board of Directors has adopted a written charter for the Nominating and Corporate Governance Committee, which may be found at www.acushnetholdingscorp.com/investors under "Governance."

Compensation Committee

We have a Compensation Committee, consisting of Ms. Estabrook, who serves as the Chair, and Messrs. Hewett and Tishman. The purpose of the Compensation Committee is to assist our Board of Directors in discharging its responsibilities relating to:

•	setting compensation of our executive officers and directors;

•	monitoring our incentive and equity-based compensation plans; and

•	preparing the compensation committee report and Compensation Discussion and Analysis required to be included in our proxy statement under the rules and regulations of the SEC.

Our Board of Directors has adopted a written charter for the Compensation Committee, which may be found on our website at www.acushnetholdingscorp.com/investors under "Governance."

The charter of the Compensation Committee permits the committee to delegate any or all of its authority to one or more subcommittees and to delegate to one or more of our officers the authority to make awards to any non-Section 16 officer of the Company under our incentive compensation or other equity-based plans, subject to compliance with the applicable plan and the laws of our state of jurisdiction. In addition, the Compensation Committee has the authority under its charter to retain outside consultants or advisors.

The Compensation Committee has engaged Pearl Meyer to provide compensation consulting services to the Committee. Pearl Meyer provides the Compensation Committee with customized information and advice related to cash and equity compensation for the Board of Directors and Section 16 executive officers. These services include, but are not limited to: establishment of peer companies for benchmarking, pay analysis, equity comparisons, pay trends, analysis and recommendations on compensation changes. Pearl Meyer reviews the peer benchmarking group annually and may make recommendations for replacement where a company has been acquired or merged. Pearl Meyer also periodically reviews director compensation.

Our Board of Directors has determined that each member of our Compensation Committee meets the requirements for independence under NYSE listing standards and SEC rules and regulations. Each of Messrs. Hewett and Tishman is a non-employee director, as defined pursuant to Rule 16b-3 promulgated under the Exchange Act and each member of our Compensation Committee is an outside director, as defined pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended.

Meetings of the Board of Directors and its Committees

During 2017, our Board of Directors held eight meetings, our Audit Committee met eight times, our Compensation Committee met ten times and the Nominating and Corporate Governance Committee met five times. While a member of the Board of Directors, each of our directors attended at least 75% of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings held by all committees of the Board on which such member served.

The Board does not have a formal policy regarding the attendance of directors at meetings of stockholders, but all directors are expected to make best efforts to attend the annual meeting of stockholders. In 2017, all nine of our then directors attended the Annual Meeting of Stockholders.

Executive Sessions

To ensure free and open discussion and communication among the non-management directors of the Board, the non-management directors meet regularly in executive session without members of management present. If the group of non-management directors includes directors who have not been determined to be independent, then the independent directors will meet in a private session at least once a year. A director designated by the non-management or independent directors, as applicable, presides at the executive sessions.

Role of the Board in Risk Oversight

Our President and Chief Executive Officer and other executive officers report regularly to the non-executive directors of our Board of Directors as well as the Audit Committee, the Nominating and Corporate Governance Committee and the Compensation Committee to ensure effective and efficient oversight of our activities and to assist in proper risk management and the ongoing evaluation of management controls. We believe that the leadership structure of our Board of Directors provides appropriate risk oversight of our activities.

Director Nominations

The Nominating and Corporate Governance Committee is responsible for reviewing the qualifications of potential director candidates and recommending to the Board those candidates to be nominated for election to the Board. It is expected that the Nominating and Corporate Governance Committee will consider (a) individual qualifications, including strength of character, mature judgment, familiarity with the Company's business and industry, independence of thought and an ability to work collegially and (b) all other factors it considers appropriate, which may include board diversity, existing commitments to other businesses, potential conflicts of interest with other pursuits, legal considerations such as antitrust issues, corporate governance background, various and relevant career experience, relevant technical skills, relevant business or government acumen, financial and accounting background, executive compensation background and the size, composition and combined expertise of the existing Board.

The Board monitors the mix of specific experience, qualifications and skills of its directors in order to assure that the Board, as a whole, has the necessary tools to perform its oversight function effectively in light of the Company's business and structure.

Stockholders may also nominate directors for election at the Company's annual stockholders meeting by following the provisions set forth in the Company's Bylaws, whose qualifications the Nominating and Corporate Governance Committee will consider.

Code of Business Conduct and Ethics

We have adopted a code of business conduct and ethics that applies to all of our directors, officers and employees, including our principal executive officer, our principal financial officer and our principal accounting officer. Our code of business conduct and ethics is available on our website at www.acushnetholdingscorp.com/investors under "Governance." Our code of business conduct and ethics is a "code of ethics," as defined in Item 406(b) of Regulation S-K. We expect to make any legally required disclosures regarding amendments to, or waivers of, provisions of our code of ethics on our website.

Corporate Governance Guidelines

Our Board of Directors has adopted Corporate Governance Guidelines intended to align the interests of directors and management with those of our stockholders. The Corporate Governance Guidelines set forth the practices the Board follows with respect to Board composition and selection, Board meetings, responsibilities of directors, Chief Executive Officer evaluation and succession planning, Board self-evaluation and Board committees and compensation. Our Corporate Governance Guidelines may be found on our website at www.acushnetholdingscorp.com/investors under "Governance." The Board will review these guidelines as it deems necessary and appropriate.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee is or has been an officer or employee of ours or any of our subsidiaries. None of our executive officers serves or has served as a member of the board of directors, compensation committee or other board committee performing equivalent functions of any entity that has one or more executive officers serving as one of our directors or on our Compensation Committee.

PROPOSAL 2—APPROVAL OF AMENDMENT TO AMENDED AND RESTATED CERTIFICATE OF INCORPORATION REGARDING BOARD DECLASSIFICATION

The Board of Directors regularly reviews the Company's corporate governance policies and procedures. Through this review, the Board determined that it would be in the best interest of the Company and its stockholders to amend the Company’s Amended and Restated Certificate of Incorporation to declassify the Board of Directors and institute annual voting for each director to serve a one-year term beginning with this Annual Meeting. The declassified Board of Directors would consist of a single class of directors elected on an annual basis rather than three classes of directors serving staggered three-year terms.

By declassifying the Board, we would further our goal of ensuring that our corporate governance policies maximize the accountability of our Board of Directors to our stockholders. First, our stockholders would be able to register their views on performance of all directors on an annual basis. In addition, as a consequence of declassification, our stockholders would gain additional rights to remove directors following the first date on which Magnus Holdings Co., Ltd. and its affiliates beneficially own, in the aggregate, less than 50% in voting power of our stock entitled to vote generally in the election of directors (such date, the "Trigger Date”). Delaware law provides that if a company has a single class of directors, any director may be removed with or without cause by stockholders. In contrast, our Amended and Restated Certificate of Incorporation currently provides that, following the Trigger Date, our directors may only be removed for cause. The amendment that we propose to our Amended and Restated Certificate of Incorporation in this Proposal 2 provides for a single class of directors. We also propose to modify the director removal provision of our Amended and Restated Certificate of Incorporation to provide for removal with or without cause, before and after the Trigger Date, in accordance with Delaware law, which is the subject of Proposal 3. See “Proposal 3: Approval of Amendment to Amended and Restated Certificate of Incorporation Regarding Director Removal.”

Please note that because Delaware law requires that if a company has a single class of directors, any director may be removed with or without cause by stockholders, in addition to approving this proposal, because our Amended and Restated Certificate of Incorporation would otherwise permit removal of directors only for cause following the Trigger Date, stockholders must also approve Proposal 3 in order for the board to implement this proposal to declassify the Board of Directors. The implementation of this proposal is expressly conditioned upon the approval of Proposal 3 and vice versa. Therefore, a failure to approve Proposal 3 will prevent the declassification of the Board of Directors even if stockholders approve this Proposal 2. Similarly, the Board of Directors is not proposing any amendment to our Amended and Restated Certificate of Incorporation regarding director removal if this Proposal 2 is not approved by stockholders. As a result, if this Proposal 2 is not approved, there will be no change to the director removal provisions in our current Amended and Restated Certificate of Incorporation even if Proposal 3 is approved by stockholders.

The text of the proposed amendment to Article VI.A. of our Amended and Restated Certificate of Incorporation, which is subject to stockholder approval pursuant to this Proposal 2, is attached as Appendix A to this proxy statement. You are urged to read the amendment in its entirety.

Vote Required and Board Recommendation

Under our Amended and Restated Certificate of Incorporation, an amendment to the Amended and Restated Certificate of Incorporation requires the affirmative vote of the holders of a majority of the outstanding shares of Common Stock.

Our Board of Directors recommends that you vote "FOR" this Proposal.

PROPOSAL 3—APPROVAL OF AMENDMENT TO AMENDED AND RESTATED CERTIFICATE OF INCORPORATION REGARDING DIRECTOR REMOVAL

As described in Proposal 2 above, the Board has determined that it would be in the best interest of the Company and its stockholders to amend the Company’s Amended and Restated Certificate of Incorporation to declassify the Board of Directors and institute annual voting for each director to serve a one-year term beginning with this Annual Meeting.

Delaware law provides that, if a company has a single class of directors, any director may be removed with or without cause by stockholders. As a consequence of declassification, the provision of the Company’s Amended and Restated Certificate of Incorporation providing for removal of directors only for cause following the Trigger Date would no longer be permitted under Delaware law. Accordingly, we are also proposing that the amendment to our Amended and Restated Certificate of Incorporation modify the director removal provision to provide for removal with or without cause in accordance with Delaware law, before and after the Trigger Date.

Please note that because the proposed amendment to the Company’s Amended and Restated Certificate of Incorporation described in this Proposal 3 is required under Delaware law in order to implement the declassification of the Board of Directors described under Proposal 2, the implementation of this provision of the proposed amendment is expressly conditioned upon the approval of Proposal 2 and vice versa. Therefore, a failure to approve this Proposal 3 will prevent the declassification of the Board of Directors even if stockholders approve Proposal 2. Similarly, the Board of Directors is not proposing any amendment to our Amended and Restated Certificate of Incorporation regarding director removal if Proposal 2 is not approved by stockholders. As a result, if Proposal 2 is not approved, there will be no change to the director removal provisions in our current Amended and Restated Certificate of Incorporation, even if this Proposal 3 is approved by stockholders.

The text of the proposed amendment to Article VI.C. of our Amended and Restated Certificate of Incorporation, which is subject to stockholder approval pursuant to this Proposal 2, is attached as Appendix A to this proxy statement. You are urged to read the amendment in its entirety.

Vote Required and Board Recommendation

Under our Amended and Restated Certificate of Incorporation, an amendment to the Amended and Restated Certificate of Incorporation requires the affirmative vote of the holders of a majority of the outstanding shares of Common Stock.

Our Board of Directors recommends that you vote "FOR" this Proposal.

PROPOSAL 4—APPROVAL OF AMENDMENT TO AMENDED AND RESTATED CERTIFICATE OF INCORPORATION REGARDING SPECIAL MEETINGS OF STOCKHOLDERS

Our Amended and Restated Certificate of Incorporation provides that, except as otherwise required by law and subject to the rights of the holders of any series of preferred stock, special meetings of the stockholders of the Company for any purpose or purposes may be called at any time only by or at the direction of the Board of Directors or the Chairperson of the Board of Directors; provided that prior to the “Trigger Date” (as defined in the Amended and Restated Certificate of Incorporation), special meetings may also be called by either of the foregoing at the request of Magnus. We are proposing to clarify that, prior to the Trigger Date, Magnus may at any time require that a special meeting of stockholders be called.

The text of the proposed amendment to Article VIII.B. of our Amended and Restated Certificate of Incorporation, which is subject to stockholder approval pursuant to this Proposal 4, is attached as part of Appendix A to this proxy statement. You are urged to read the amendment in its entirety.

Voted Required and Board Recommendation

Under our Amended and Restated Certificate of Incorporation, an amendment to the Amended and Restated Certificate of Incorporation requires the affirmative vote of the holders of a majority of the outstanding shares of Common Stock.

Our Board of Directors recommends that you vote "FOR" this Proposal.

PROPOSAL 5—RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected PricewaterhouseCoopers LLP ("PwC") as our independent registered public accountant and to audit our consolidated financial statements for the fiscal year ending December 31, 2018. The Board of Directors has determined that it would be desirable to request that the stockholders ratify such appointment. PwC was our independent registered public accounting firm for our 2017 audit.

The Audit Committee's policy is to pre-approve all audit and permissible non-audit services to be provided by the independent registered public accounting firm, including the fees for those services, subject to the de minimis exception for non-audit services provided by SEC rules. Additionally, the Audit Committee may delegate to one or more members the authority to review and pre-approve any such services in between the Audit Committee's regular meetings. Any such pre-approval will be subsequently considered and ratified by the Audit Committee at the next regularly scheduled meeting.

Before selecting PwC, the Audit Committee considered the firm's qualifications as independent registered public accountants and concluded that, based on its prior performance and its reputation for integrity and competence, it was qualified. The Audit Committee also considered whether any non-audit services performed for us by PwC would impair PwC's independence and concluded that they did not. If the stockholders do not ratify the selection of PwC, the Audit Committee may reconsider its selection. Even if the selection is ratified, the Audit Committee, in its sole discretion, may change the appointment at any time during the year if it determines that such a change would be in the best interests of our Company and its stockholders.

A representative of PwC will attend our Annual Meeting. The representative will have the opportunity to make a statement if he or she desires to do so and to respond to appropriate questions.

Fees Paid to Our Independent Registered Public Accounting Firm

The aggregate fees for professional services rendered by our principal accountants, PwC, for the years ended December 31, 2017 and 2016 were:

	Year Ended December 31,
	2017	2016

Audit Fees(1)	$4,875,373	$8,794,282
Audit-Related Fees(2)	109,637	1,025,376
Tax Fees(3)	542,619	182,435
All Other Fees(4)	1,330	10,105
Total	$5,528,959	$10,012,198

(1)
"Audit Fees" consist of professional services rendered in connection with the audit of our annual financial statements, including audited financial statements presented in our annual report on Form 10-K, review of our quarterly financial statements presented in our quarterly reports on Form 10-Q and services that are normally provided by the independent registered public accountants in connection with statutory and regulatory filings or engagements for those fiscal years. Audit fees also include professional services rendered in connection with the audit of our annual financial statements prepared on an International Financial Reporting Standards ("IFRS") basis and provided to Fila Korea. Fila Korea has agreed to reimburse us for audit fees related to IFRS basis reporting. Audit fees for 2017 also consisted of professional services rendered in connection with our Form S-1 registration statement related to our secondary offering of common stock completed in November 2017. Audit fees for 2016 also consisted of professional services rendered in connection with our Form S-1 and Form S-8 registration statements related to our initial public offering of common stock completed in November 2016.

(2)
"Audit-Related Fees" generally consist of assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not included under “Audit Fees” above. For 2016, audit-related fees also included $950,000 of fees for professional services rendered in connection with the audit of the opening balance sheet on the date on which Fila Korea acquired a controlling interest in the Company. The audit was performed on behalf of Fila Korea to support their accounting requirements. Fila Korea has reimbursed us for these audit-related fees which were incurred on their behalf.

(3)	"Tax Fees" include the aggregate fees billed in each such year for professional services rendered by the independent auditors for tax compliance and the preparation of tax returns and refund requests.

(4)
"All Other Fees" include the aggregate fees billed in each such fiscal year for products and services by the independent auditors that are not reported under "Audit Fees," "Audit-Related Fees" or "Tax Fees."

Vote Required and Board Recommendation

Stockholder ratification is not required for the appointment of PwC as our independent registered public accounting firm for the fiscal year ending December 31, 2018; however, our Board of Directors is submitting the selection of PwC to our stockholders for ratification because we value our stockholders' views on our independent registered public accounting firm.

The affirmative vote of the holders of a majority of the shares of common stock present in person or represented by proxy and entitled to vote on the matter is necessary to ratify the selection of PwC as our independent registered public accountants for fiscal year 2018.

Our Board of Directors recommends that you vote "FOR" the ratification of the appointment of PwC as our independent registered public accounting firm for fiscal 2018.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee operates pursuant to a charter which is reviewed annually by the Audit Committee. Additionally, a brief description of the primary responsibilities of the Audit Committee is included under the heading "Information About Our Board of Directors and Corporate Governance-Board Leadership Structure" in this proxy statement. Management is responsible for the preparation, presentation and integrity of the Company's financial statements, the application of accounting and financial reporting principles and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent registered public accounting firm is responsible for auditing the Company's financial statements and expressing an opinion as to their conformity with U.S. generally accepted accounting principles. In addition, the independent registered public accounting firm is responsible for auditing and expressing an opinion on the Company's internal controls over financial reporting.

In the performance of its oversight function, the Audit Committee reviewed and discussed the audited financial statements of the Company with management and with the independent registered public accounting firm. The Audit Committee also discussed with the independent registered public accounting firm the matters required to be discussed by applicable standards adopted by the Public Company Accounting Oversight Board (the "PCAOB"). In addition, the Audit Committee received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent registered public accounting firm's communications with the Audit Committee concerning independence, and discussed with the independent registered public accounting firm their independence.

Based upon the review and discussions described in the preceding paragraph, the Audit Committee recommended to the Board of Directors that the audited financial statements of the Company be included in the Annual Report on Form 10-K for the year ended December 31, 2017 filed with the SEC.

Submitted by the Audit Committee of the Company's Board of Directors:

Sean Sullivan, Chair
Gregory Hewett
Steven Tishman

PROPOSAL 6—NON-BINDING VOTE ON EXECUTIVE COMPENSATION

In accordance with the requirements of Section 14A of the Exchange Act and the related rules of the SEC, stockholders are being asked to approve, in a non-binding advisory vote, the compensation of our named executive officers as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion. While the results of the vote are non-binding and advisory in nature, the Board intends to consider the results of this vote.

At the 2017 Annual Meeting of Stockholders, the Company also held an advisory vote on the frequency of future say-on-pay votes. Our stockholders voted in favor of an annual say-on-pay vote and the Company has elected to follow such recommendation.

The text of the resolution in respect of Proposal No. 6 is as follows:

"RESOLVED , that the compensation paid to the Company's named executive officers, as disclosed in this Proxy Statement pursuant to the rules of the SEC, including the Compensation Discussion and Analysis, compensation tables and any related narrative discussion, is hereby APPROVED."

In considering their vote, stockholders may wish to review with care the information on our compensation policies and decisions regarding the named executive officers presented in the Compensation Discussion and Analysis on pages 21 to 31, as well as the discussion regarding the Compensation Committee on pages 11 and 12.

The shares represented by your proxy will be voted "FOR" the approval of the compensation paid to our named executive officers unless you specify otherwise.

Our Board of Directors recommends that you vote "FOR" the approval of the compensation paid to our named executive officers.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

This Compensation Discussion and Analysis is designed to explain our compensation philosophy and describe the decisions made with respect to the fiscal 2017 compensation for each of our President and Chief Executive Officer, our Executive Vice President, Chief Financial Officer and Treasurer and the three other most highly compensated executive officers who were serving as such as of December 31, 2017. These five executives are referred to in this Compensation Discussion and Analysis and accompanying tables as our named executive officers:

Name	Title
Walter (Wally) Uihlein	President and Chief Executive Officer
William Burke	Executive Vice President, Chief Financial Officer and Treasurer
David Maher	Chief Operating Officer
Joseph Nauman	Executive Vice President, Chief Legal and Administrative Officer
Brendan Gibbons	Executive Vice President, Chief Legal Officer and Corporate Secretary

Executive Transitions

Mr. Uihlein, who had served as President and Chief Executive Officer (“CEO”) of Acushnet Company since 1995 and President and CEO of Acushnet Holdings Corp. since May 2016, retired as President and CEO of the Company, effective January 1, 2018. In connection with Mr. Uihlein’s retirement, Mr. Maher, who had served as the Company’s Chief Operating Officer since June 2016, was appointed by the Board as President and CEO of the Company, effective January 1, 2018. Mr. Uihlein will remain on our Board and serve as an advisor to the Board chairman.

Mr. Nauman, who had served as the Company’s Executive Vice President, Chief Legal and Administrative Officer since June 2016, retired from the Company, effective January 1, 2018. Mr. Gibbons joined the Company on December 4, 2017 as Executive Vice President, Chief Legal Officer and Corporate Secretary. Please see “New Executive Agreements” below for additional information regarding the new compensation arrangements for Mr. Maher and Mr. Gibbons.

Executive Compensation Governance Practices and Principles

Our executive compensation program, similar to our compensation program for employees generally, is aligned with our business strategy and culture. The key priorities of our executive compensation program are to attract, motivate and retain world class talent to drive the success of our Company and support and steward two of the most revered brands in golf, Titleist and FootJoy. We have designed our executive compensation program to align the compensation actually earned by our named executive officers with our performance by competitively rewarding good performance and more aggressively rewarding outperformance.

Our objective is to provide an opportunity for total compensation (consisting of base salary, annual incentive compensation and long-term incentive compensation) that:
•aligns the interests of management with those of our stockholders;
•attracts, retains and motivates executive talent by providing competitive levels of salary and total compensation;
•provides incentive compensation that promotes desired behavior without encouraging unnecessary and excessive risk; and
•motivates and rewards executives for outperformance when compared to the market and our competitors.

In developing appropriate levels and elements of our executive compensation program, we are generally guided by the following principles:

•Compensation levels should be sufficiently competitive to attract and retain the executive talent needed.

The Company’s overall compensation levels are targeted to attract the management talent needed to achieve and maintain a leadership position in the markets where the Company competes. The Company does not formulaically target or position executive compensation at a specific percentile relative to market data, but seeks to set compensation at a competitive level within the industry. As most of the Company’s direct competitors do not publicly report their compensation practices, the Company reviews available compensation data from companies in comparable industries and of comparable size (measured by revenue and enterprise value) and business operations.

•A significant portion of total compensation should be tied to Company performance.

Annual incentive and long-term incentive compensation represent a significant percentage of each of the named executive officer’s compensation when viewed over a multi-year period and are tied directly to corporate performance. Under the Company’s plans, performance above target goals generally results in compensation above target levels, and performance below target goals generally results in compensation below target levels.

•Compensation should reflect position and responsibility, and incentive compensation should be a greater proportion of total compensation for more senior positions.

Total compensation should generally increase with position and responsibility. At the same time, a greater percentage of total compensation should be performance-based, and therefore at risk, as position and responsibility increases. Accordingly, individuals with greater roles and responsibility for achieving the Company’s performance goals bear a greater proportion of the risk that those goals are not achieved and receive a greater proportion of the reward if those goals are met or surpassed.

•Incentive compensation should strike a balance between focusing on, and rewarding, short-term and long-term performance.

The Company’s compensation plans focus management on achieving strong annual performance in a manner that supports the Company’s long-term success and profitability. Accordingly, the Company uses both annual incentives and long-term incentives as part of its executive compensation program. In addition, the Company’s compensation plans are designed to reward executives based on the achievement of corporate-wide goals rather than individual business unit performance to encourage decision making based on what is in the best interests of the Company as a whole rather than any particular business unit.

Role of the Compensation Committee, the Board and Executives in Compensation Decisions

The Compensation Committee of our Board (the “Compensation Committee”) seeks to implement an executive compensation program that reflects an overarching business rationale and that is designed to be reasonable, fair and consistently aligned with short- and long-term value creation. The Compensation Committee is responsible for overseeing all aspects of our executive compensation program, including determining and approving base salaries, annual incentive compensation, long-term incentive compensation and other benefits provided to the named executive officers. Specific decisions made by our Compensation Committee with respect to the compensation of our named executive officers for 2017, as described in more detail below, were also generally approved by our Board.

The Compensation Committee considers executive compensation matters with input and recommendations from the Company’s President and CEO and Executive Vice President and Chief Human Resources Officer, as well as from its independent compensation consultant, Pearl Meyer & Partners LLC (“Pearl Meyer”). The Company’s Executive Vice President and Chief Financial Officer and other members of senior management also participate in setting the Company’s business plan that informs the short- and long-term performance goals established by the Compensation Committee for use under the Company’s annual and long-term incentive rewards.

Say on Pay Vote Outcome and Shareholder Engagement

As part of its review of the Company’s executive compensation program, the Compensation Committee also considered the results of the advisory vote of stockholders regarding executive compensation taken at the Company’s 2017 Annual Meeting of Stockholders, where 86.2% of those shares voted supported our compensation practices. In advance of the 2017 Annual Meeting of the Stockholders, the Company’s Vice President of Investor Relations contacted stockholders holding approximately 50% of the Company’s outstanding shares not held by Magnus to receive feedback on the Company’s executive compensation and corporate governance programs.

Based on the foregoing considerations, the Compensation Committee determined that the Company’s executive compensation program continued to be aligned with our overall business strategy and supported our philosophy of rewarding good performance and more aggressively rewarding company outperformance.

Additional information concerning the responsibilities of the Compensation Committee is set forth in “Information About our Board of Directors and Corporate Governance-Board Leadership Structure-Committees of our Board of Directors-Compensation Committee.”

Resources Guiding Compensation Decisions

Named executive officer compensation for 2017 was set using the following references:

Internal References	External References
• Historical company performance	• Direct competitor pay data
• Business strategy and outlook	• Industry/broader market pay data
• Position criticality and demand	• Performance compared to competitors/market
• Compensation practices of companies in other industries where performance exceeds expectations

Some references were given more weight than others, depending on the nature of the decision being made.

Most of the Company’s major competitors are not stand-alone publicly traded golf companies; rather, they are part of larger corporate conglomerates and/or are privately owned. Thus, it is difficult to obtain meaningful specific comparative data on their golf businesses. In addition, the Company often competes for executive talent with corporations outside the golf industry. Accordingly, with respect to compensation decisions for 2017, generally available information regarding executive compensation levels for executives in similar positions in other industries was also considered.

The Compensation Committee has engaged Pearl Meyer as its independent outside compensation consultant to provide advice about whether the Company’s executive compensation program is generally consistent with the Company’s guiding principles and continues to be aligned with stockholder interests and with evolving best practices. Pearl Meyer representatives report directly to the Compensation Committee and have assisted the Compensation Committee in an assessment of comparative market data and compensation trends relevant to the setting of the Company’s compensation levels for 2017 and beyond. Part of this assessment included comparing the total targeted compensation of the Company’s named executive officers to market reference information, including, when appropriate, broad industry survey data, and the development of a compensation comparison peer group.

As most of the Company’s direct competitors do not publicly report their compensation practices, the Compensation Committee reviews available compensation data from companies in comparable industries and of comparable size (measured by revenue and enterprise value) and business operations. After considering these criteria, the Compensation Committee decided to remove four companies from the Company’s 2016 peer group (Crocs, Inc., Lululemon Athletica, Performance Sports Group Ltd. and Quicksilver, Inc.) and replace them with four companies (American Outdoor Brands Corp., Fossil Group, Inc., Oxford Industries, Inc. and Vista Outdoor Inc.) that are more closely comparable with the Company in terms of size and business operations. The Company’s peer group for 2017 was comprised of the following 15 companies:

American Outdoor Brands Corp.	G III Apparel Group	Skechers USA, Inc.
Callaway Golf Company	Helen of Troy	Steve Madden
Columbia Sportswear Companies	Kate Spade & Co	Tempur Sealy International
Deckers Outdoor Corp.	La-Z-Boy	Vista Outdoor Inc.
Fossil Group, Inc.	Oxford Industries, Inc.	Wolverine Worldwide

The Company’s peer group is reviewed periodically as warranted and revised as appropriate to ensure that the companies in the group continue to serve as a reasonable comparison for compensation purposes. The Compensation Committee again reviewed the peer group in August 2017 in preparation for the 2017/2018 executive compensation review and made no changes to the 2017 peer group.

Components of our Executive Compensation Program

The 2017 executive compensation program consists of base salary and annual cash incentives, together with equity compensation that was granted in 2016 in the form of Multi-Year Restricted Stock Units (“Multi-Year RSUs”) and Multi-Year Performance Stock Units (“Multi-Year PSUs”) that was intended to motivate performance for 2016, 2017 and 2018. Each of these elements of compensation, which is further discussed below, is intended to reward and motivate executives in different ways consistent with the Company’s overall guiding principles for compensation, as described above. The amount of total compensation intended to come from each element varies with an executive’s position and level of responsibility, reflecting the principles that total compensation should increase with position and responsibility and a greater percentage of an executive’s compensation should be tied to corporate performance, and therefore be at risk, as an executive’s position and responsibilities increase.

Element of Pay	Summary	Purpose
Base Salary	✓ Fixed compensation provided to employees for service in role	✓ Provide a secure form of income for employees
Annual Cash Incentive	✓ Adjusted EBITDA(1) based incentive plan	✓ Incentivize achievement of the annual operating plan
Multi-Year RSUs and Multi-Year PSUs	✓ Time-and-performance vesting equity-based awards	✓ Retain management and align management and investor interests
	✓ Actual value realized is determined by Company performance over a three-year time frame and/or linked to stock price	✓ Motivate executives to achieve superior business results over long-term
Other
✓   The Company provides limited perquisites which may include annual life insurance premiums, the reimbursement of country club dues, financial planning, a 401(k) Plan participant match and golf equipment, gear and wear
✓ Enhance productivity and encourage work/life balance and retirement savings
✓ The Company provides a tax gross-up for Mr. Uihlein with regard to investment income related to his supplemental retirement plan(2)

(1)
“Adjusted EBITDA” represents net income (loss) attributable to Acushnet Holdings Corp. adjusted as described in Item 7 (Management’s Discussion and Analysis of Financial Condition and Results of Operations - Results of Operations) of our Annual Report on Form 10-K for the year ended December 31, 2017.

(2)	Because Mr. Uihlein retired as of January 1, 2018, the final tax gross-up payment pursuant to this arrangement will be made in 2018. No other named executive officer receives this benefit.

Consistent with the Company’s compensation philosophy, the 2017 executive compensation program incorporated a balance between guaranteed and at-risk compensation. Set forth below is an analysis of each of the elements of the 2017 executive compensation program. More detailed information concerning the compensation paid to the named executive officers for 2017 is set forth in the compensation tables and related footnotes and narrative disclosure following this Compensation Discussion and Analysis.

Base Salary

Base salaries serve as the guaranteed cash portion of an executive’s compensation. Base salary is intended to compensate each named executive officer for performing his job responsibilities on a day-to-day basis. Each named executive officer’s base salary was initially established when he became an executive officer and is set at a competitive level based upon the named executive officer’s experience, position and responsibility. In setting an executive’s base salary, the Compensation Committee considers the complexity of the executive’s job requirements, the performance expectations associated with the position and general market data, as well as each named executive officer’s base salary relative to the other executive officers. The Compensation Committee reviews base salaries annually and makes adjustments as appropriate in light of individual performance as well as any changes in nature or scope of a named executive officer’s duties and/or the competitive marketplace. Based on this review, Messrs. Uihlein, Burke and Nauman received a 3% increase in their respective base salaries for 2017, and Mr. Maher’s 2017 base salary was increased by approximately 21%, based on the Compensation Committee’s determination that his base salary level was substantially below the median level of compensation for comparable positions within our competitive marketplace after taking into account his recent promotions and increased scope of responsibility. Mr. Gibbons’ base salary was determined based on the factors described above as well as individual negotiations between the Company and him in connection with his hiring.

The base salary for each of the named executive officers at the end of 2017 was as follows:

Name	2017 Base Salary
Walter Uihlein	$1,119,000
William Burke	$496,000
David Maher	$575,000
Joseph Nauman	$489,000
Brendan Gibbons	$445,000

Annual Cash Incentives

In addition to a base salary, the Company’s executive compensation program includes the opportunity to earn an annual cash incentive. The annual cash incentive serves as the short-term incentive compensation element of the executive compensation program. As noted above, the annual cash incentive payment is based upon the Company’s Adjusted EBITDA achieved for the fiscal year and is intended to provide an incentive for a named executive officer to drive a high level of corporate performance without excessive risk-taking. The Compensation Committee chose Adjusted EBITDA as the metric for our annual cash incentives because it is viewed as an important measure of financial performance and increased profitability. In addition, this metric provides a consistent measure that is well understood by our employees from our time as a privately held company and it is the primary metric used in the development of our strategic plans.

Annual Cash Incentive Opportunity.     For 2017, annual cash incentive opportunities for the named executive officers were dependent upon the Company achieving certain Adjusted EBITDA targets, with correspondingly higher incentive payouts for stronger performance, up to a maximum award level. Incentive payouts for each named executive officer under the program would vary from 0% of the incentive target, if the Company’s Adjusted EBITDA was less than $195 million in 2017, to 50% of the incentive target if the Company’s Adjusted EBITDA was equal to or greater than $195 million but less than $230 million in 2017, to 100% of the incentive target if the Company’s Adjusted EBITDA was $230 million for 2017, to a maximum of 200% of the incentive target if the Company’s Adjusted EBITDA was $245 million or more in 2017. When setting the threshold, target and maximum levels of the Adjusted EBITDA performance goal for 2017, the Compensation Committee considered the Company’s performance in 2016, the Company’s 2017 operational goals and the competitive climate in the marketplace. The executives’ incentive targets, which represented a percentage of each executive’s base salary, were based on each named executive officer’s position and were set to be generally consistent with the range of total compensation targeted for each of the named executive officers, based on the officers’ responsibilities and compared to compensation for similar positions employed in peer group companies. The 2017 incentive targets for Messrs. Uihlein, Burke and Nauman remained unchanged from their respective 2016 incentive targets and Mr. Maher’s incentive target was increased from 65% to 75% of his base salary, based on the Compensation Committee’s determination that his annual incentive opportunity was substantially below the median level of compensation for comparable positions within our competitive marketplace after taking into account his recent promotions and increased scope of responsibility.

Incentive targets for 2017 for each of the named executive officers were as follows:

Name	Targeted % of Base Salary	Base Salary	Incentive Target
Walter Uihlein	125%	$1,119,000	$1,398,750
William Burke	65%	$496,000	$322,400
David Maher	75%	$575,000	$431,250
Joseph Nauman	65%	$489,000	$317,850
Brendan Gibbons(1)	N/A	N/A	N/A

(1)	Mr. Gibbons was not eligible for an annual incentive payment in 2017.

Actual 2017 Annual Cash Incentive Payout.     The Company achieved 2017 Adjusted EBITDA of $223.4 million, which resulted in an achievement level of 90.6% of the incentive target for each of the named executive officers, based on a straight line interpolation between the threshold and the target performance levels described above. No positive or negative discretion was exercised with respect to the determination of 2017 incentive program payouts, which are set forth in the table below.

Name	Incentive Target	Achievement Level	Incentive Payout
Walter Uihlein	$1,398,750	90.6%	$1,267,268
William Burke	$322,400	90.6%	$292,094
David Maher	$431,250	90.6%	$390,713
Joseph Nauman	$317,850	90.6%	$287,972
Brendan Gibbons(1)	N/A	N/A	N/A

(1)
Because Mr. Gibbons commenced employment with the Company in December 2017, Mr. Gibbons did not participate in the annual incentive program described above. Instead, the Company paid Mr. Gibbons an amount equal to $165,600 with respect to 2017, in part to incentivize Mr. Gibbons to join the Company.

Long-Term Incentives

Consistent with our philosophy of aligning executive compensation with the Company’s long-term performance, we granted Multi-Year RSUs and Multi-Year PSUs in 2016 to our named executive officers that at the time were intended to represent three years of equity compensation. For this reason, other than the equity grants made to Mr. Gibbons in connection with his hiring and described below, our named executive officers did not receive equity grants in 2017 and apart from an award of restricted stock units made to Mr. Maher in connection with his promotion to President and CEO, as described below, our named executive officers are not expected to receive equity grants in 2018. We believe that the grant of Multi-Year RSUs and Multi-Year PSUs to the named executive officers will incentivize them to effectively execute the Company’s three-year strategic plan and to create additional value by enhancing corporate development initiatives during this three-year period. These awards will also incentivize our named executive officers to increase stockholder value and will serve to align the interests of our executives with those of our stockholders. The awards are also intended to encourage retention through the use of time-based vesting. One-third of the Multi-Year RSUs granted in 2016 vested on each of January 1, 2017 and January 1, 2018, and the final one-third of these grants will vest on January 1, 2019, generally subject to the named executive officer’s continued employment with the Company through January 1, 2019. The Multi-Year PSUs cliff-vest on December 31, 2018, generally subject to the executive’s continued employment with the Company and the Company’s level of achievement of the applicable cumulative Adjusted EBITDA performance metrics (as defined in the applicable award agreements) measured over the three-year performance period. Each Multi-Year PSU reflects the right to receive between 0% and 200% of the target number of shares subject to the award based on actual three-year cumulative Adjusted EBITDA.

Benefits and Perquisites

The named executive officers receive various benefits in order to enhance their productivity, provide for healthcare needs and encourage work/life balance. In addition to providing the named executive officers with the same broad-based health and welfare benefits made available to our employees generally, including health, dental and vision coverage, coverage under various insurance plans, including life, long-term disability, and accidental death and dismemberment insurance, as well as paid time off, the Company also covers the costs of tax and estate planning fees for our named executive officers, and, consistent with the Company’s position as a leader in the golf industry, the named executive officers receive subsidized country club memberships. Each of the named executive officers also receives a limited amount of the Company’s golf equipment, gear and wear.

The Company also provided Mr. Uihlein with a tax gross-up to cover the taxes owed by Mr. Uihlein with respect to investment income related to his supplemental retirement plan trust. Because Mr. Uihlein retired as of January 1, 2018, the final tax gross-up payment pursuant to this arrangement will be made in 2018. No other named executive officer receives this benefit.

The Company from time to time provides other benefits to employees or officers as a group or to an individual officer as warranted, including, for example, in connection with executive relocations, as it did for Mr. Gibbons during 2017. See the “Summary Compensation Table” and related footnotes below for additional information about the value of benefits and perquisites provided to our named executive officers in 2017.

Retirement Plans

The Company maintains a qualified defined benefit pension plan, a nonqualified defined benefit pension plan and a qualified defined contribution plan that provide for the payment of retirement benefits to participants. After meeting certain requirements, an employee acquires a vested right to future benefits under these plans.

Pension Plan.     The Company has historically provided retirement plan benefits to its employees under the Acushnet Company Pension Plan (the “Pension Plan”). The Pension Plan is a qualified defined benefit pension plan that provides retirement benefits commencing on the participant’s normal retirement date, which is the first day of the calendar month coincident with or next following a participant’s 65th birthday, based on participant earnings. Each of our named executive officers, other than Mr. Gibbons (who commenced employment after the Pension Plan was closed to new participants), is a participant in the Pension Plan and is fully vested in his benefits under the Pension Plan. Payouts under the Pension Plan are normally made in the form of a life annuity, unless another payment option is elected. Effective December 31, 2015, the Pension Plan was closed to new participants and benefit accruals were ceased for members (1) who have not attained 50 years of age and completed at least ten years of service or (2) who do not have a combined age and years of service of 70 or more.

SERP.     The Company also maintains a supplemental executive retirement plan (the “SERP”), which is an unfunded excess benefit plan that supplements the benefits payable under the Pension Plan. Each of our named executive officers, other than Mr. Gibbons, is a participant in the SERP and is fully vested in his benefits under the SERP. Benefits payable under the SERP are generally paid to participants in a lump sum during the 60-day period following the participant’s retirement date, subject to any delay required under applicable tax rules. Effective December 31, 2015, the SERP was amended to cease benefit accruals for participants (1) who have not attained 50 years of age and completed at least ten years of service or (2) who do not have a combined age and years of service of 70 or more. From time to time, the Company may make contributions to a rabbi trust to fund the benefits under the SERP. In addition, the Company maintains a separate trust, pursuant to which it previously made annual contributions to fund a portion of Mr. Uihlein’s SERP benefit, and provided a tax gross-up to Mr. Uihlein for investment income attributable to such trust. As Mr. Uihlein retired as of January 1, 2018, the final tax gross-up payment pursuant to this arrangement will be made in 2018. No other named executive officer receives this benefit.

Defined Contribution Plan.    The Acushnet Company 401(k) Plan (the “401(k) Plan”) allows participants to defer a portion of their compensation into the 401(k) Plan, with the Company providing a matching contribution on such deferrals up to 3.5% of the participant’s eligible compensation for those who are eligible for the Pension Plan and 6.0% for those who are not eligible for the Pension Plan. Each of our named executive officers participates in the 401(k) Plan as described above.

Retiree Health Benefits

The Company maintains a retiree medical health plan, which provides medical coverage to employees who retire directly from the Company, have achieved the age of 55, have completed 10 or more years of service and were hired prior to January 1, 2004. The costs under this plan are shared between the Company and the retiree with the split costs based on years of service and date of retirement. This split is specific to each retiree and does not change over time. Under the plan, retirees and their spouses under age 65 are eligible for the same medical and dental plans available to active employees and retirees age 65 and over are eligible for retiree-specific plans. Each of our named executive officers is eligible for the retiree medical plan, except that Mr. Maher will not become eligible until he reaches 55 years of age and Mr. Gibbons will not be eligible for the program, based on his date of hire.

Deferred Compensation

The Company established the Excess Deferral Plan II (“EDP”) in 2005 for the purpose of providing deferred compensation for a select group of management or highly compensated employees, including the named executive officers. As of July 29, 2011, in connection with a prior sale of the Company, all Company matching contributions and employee contributions to the plan were frozen and employee salary and incentive deferral accounts were distributed. All that remains in the EDP is the portion of participants’ accounts attributable to Company matching credits to the plan made prior to July 29, 2011. See “-Nonqualified Deferred Compensation for 2017” below for information relating to the EDP accounts of our named executive officers.

Severance and Change in Control Arrangements

Executive Severance Plan

In 2017, each of Messrs. Burke, Maher and Gibbons were eligible for severance benefits under the Acushnet Executive Severance Plan (the “Executive Severance Plan”) upon a termination of the executive’s employment, except in the event of a termination due to the named executive officer’s resignation (other than a voluntarily termination because his job location has been relocated more than 35 miles from the named executive officer’s former job location, for which severance benefits are payable), retirement, death, disability or cause. See “-Potential Payments Upon Termination or Change in Control” below for information relating to the severance payable to our named executive officers under the Executive Severance Plan. Effective January 1, 2018, Mr. Maher’s severance and change in control entitlements are set forth in the New CEO Agreement (as defined below). See “New Executive Agreements” below.

Mr. Uihlein’s Severance and Change in Control Agreement

Mr. Uihlein was party to both a severance agreement and a change in control agreement that provided for benefits in the event of certain qualifying terminations as further described under “Potential Payments Upon Termination or Change in Control.” In connection with his retirement, Mr. Uihlein did not receive any severance benefits, other than with respect to retirement vesting under his equity awards, as described below under "Change in Control and Retirement Vesting under Equity Awards."

Transition Agreement with Joseph Nauman

In April 2017, the Company and Mr. Nauman entered into a transition agreement regarding Mr. Nauman’s employment with the Company (the “Transition Agreement”). Pursuant to the Transition Agreement, Mr. Nauman continued to serve as the Company’s Executive Vice President, Chief Legal Officer and Administrative Officer through December 31, 2017 and received the same base salary and employment benefits to which he was entitled immediately prior to the execution of the Transition Agreement.

As a result of remaining continuously employed with the Company through December 31, 2017, Mr. Nauman became eligible to receive the following payments and benefits under the Transition Agreement, subject to his (1) execution and non-revocation of a release of claims on each of December 31, 2017 and on December 31, 2018 and (2) continued compliance with confidentiality, non-competition, non-solicitation and non-disparagement covenants:

•	18 months of base salary, payable in monthly installments;

•
an amount equal to the greater of (x) Mr. Nauman’s target bonus for 2017 and (y) the annual bonus payable to Mr. Nauman in respect of 2017 had Mr. Nauman remained employed by the Company through the bonus payment date (based on performance metrics applied to similarly situated senior executives), payable in accordance with the Company’s regular payroll practices by no later than March 15, 2018;

•	continued health and welfare benefits for 18 months; and

•
Mr. Nauman’s (x) 26,226 RSUs that are eligible to vest on each of January 1, 2018 and January 1, 2019 remain outstanding and eligible to vest on the applicable vesting dates and (y) 78,678 PSUs that are eligible to vest on December 31, 2018 remain outstanding and eligible to vest on such vesting date (based on the performance metrics and adjustment schedule set forth in the applicable award agreement) (collectively, the “Equity Treatment”).

Beginning on January 1, 2018, Mr. Nauman became a senior advisor to the Company and he is expected to remain in this role until March 15, 2019. During this period, Mr. Nauman is not entitled to any compensation or benefits in respect of his advisory services other than the Equity Treatment.

Excise Taxes

Mr. Uihlein’s change in control agreement provides that to the extent that any or all of the change in control payments and benefits provided to Mr. Uihlein under the change in control agreement or any other plan, arrangement or agreement constitute “parachute payments” within the meaning of Section 280G of the Code and would otherwise be subject to the excise tax imposed by Section 4999 of the Code, the Company will pay Mr. Uihlein an additional amount such that the net amount retained by Mr. Uihlein after the deduction of any excise, federal, state and local income tax will be equal to the payments he is entitled to under the change in control agreement. However, if the value of the payments Mr. Uihlein is entitled to does not exceed 330% of his base amount (as defined in the Code), no gross-up payment will be made and any change in control related payments and benefits would be reduced to equal one dollar less than the amount which would result in such payments and benefits being subject to such excise tax, but only if the value of the reduction is equal to or less than 30% of Mr. Uihlein’s base salary. As Mr. Uihlein retired as of January 1, 2018, no current named executive officer is eligible for this benefit.

New Executive Agreements

In connection with Mr. Maher’s promotion as the Company’s President and CEO, effective January 1, 2018, the Company and Mr. Maher entered into an employment agreement, effective on this same date, setting forth the terms and conditions of his employment with the Company (the “New CEO Agreement”).

Under the New CEO Agreement, Mr. Maher’s base salary increased to $750,000 and his target bonus under our annual cash incentive program is equal to 100% of his base salary. Mr. Maher also received an equity grant in the form of RSUs with a grant date fair value of $3,000,000, which will generally vest as to one third of such grant on each of the first three anniversaries of the grant date, subject to his continued employment through the applicable vesting dates. In establishing the level of Mr. Maher’s compensation as our CEO, the Compensation Committee reviewed executive pay, severance provisions and other executive employment agreement terms at our peer companies, with a focus on those peer companies that had internal chief executive officer promotions in the last three years. Based on this review, the Compensation Committee set Mr. Maher’s overall compensation at a level that, in light of his tenure with the company and overall experience, was intended to appropriately incentivize him to help the Company achieve and maintain its leadership position in the markets where we compete.

If Mr. Maher’s employment is terminated by the Company without Cause or by Mr. Maher for Good Reason (each as defined in the New CEO Agreement) other than within twelve months following a Change in Control (as defined in the Acushnet Holdings Corp. 2015 Omnibus Incentive Plan, the “Equity Plan”), he will be entitled to the sum of (i) one and one-half times his base salary, (ii) his target annual bonus, (iii) any earned but unpaid annual bonus for the prior year and (iv) a pro-rata portion of his target annual bonus based on actual service time in the year of termination. If Mr. Maher’s employment is terminated by the Company without Cause or by Mr. Maher for Good Reason within twelve months following a Change in Control, he will be entitled to the sum of (i) two times his base salary, (ii) two times his target annual bonus, (iii) any earned but unpaid annual bonus for the prior year and (iv) a pro-rata portion of his target annual bonus based on actual days employed in the year of termination, and any outstanding Company equity interests will vest in full. If Mr. Maher’s employment is terminated as a result of his death or disability, he is entitled to the sum of (i) any earned but unpaid annual bonus for the prior year and (ii) a pro-rata portion of his target annual bonus based on days employed in the year of termination. Mr. Maher is not entitled to receive severance if his employment is terminated for any other reason.

In connection with his commencement of employment, the Company entered into an executive offer letter (the “Executive Offer Letter”) with Mr. Gibbons setting forth the terms and conditions of his employment as our new Executive Vice President, Chief Legal Officer and Corporate Secretary. Under the terms of the Executive Offer Letter, Mr. Gibbons receives a base salary of $445,000 and is eligible to participate in our annual cash incentive program beginning in fiscal 2018, with a target bonus equal to 60% of his base salary. Mr. Gibbons was also awarded two separate equity grants with a total grant date fair value of $1.1 million that are subject to time-based vesting, the terms and conditions of which are described below in the narrative disclosure that follows the “Grants of Plan-Based Awards Table in 2017.” The Compensation Committee reviewed the compensation of similarly situated persons at peer group companies in setting the level of Mr. Gibbons’ equity-based compensation with a portion of the overall grant intended to incentivize him to join the Company. To assist Mr. Gibbons with his relocation to Massachusetts, the Company also provided him with reimbursement of certain relocation expenses, temporary storage and living expenses as well as reimbursement of certain costs related to the sale of his prior residence and the purchase of a new residence.

Stock Ownership Policy

In April 2017, the Board adopted a stock ownership policy reflecting the Board’s belief that executives should accumulate a meaningful level of ownership in Company stock to align their interests with those of our shareholders. The policy provides that the Company’s executive officers and directors are required to achieve and maintain minimum stock ownership amounts as follows:

Chief Executive Officer	6 times base salary
Chief Financial Officer and Chief Operating Officer	4 times base salary
Other Section 16 Officers	3 times base salary
Non-Executive Directors	3 times annual cash retainer

Directors and executive officers subject to the policy must attain the required ownership amounts within five years from the later of (1) the date he or she first becomes subject to the stock ownership policy and (2) the date he or she begins service in his or her then-current office.

Executive Hedging and Pledging Policy

In addition, our Company policies prohibit our executive officers and directors from (i) trading in options, warrants, puts and calls or similar instruments on the Company’s securities, (ii) engaging in any transactions that are designed to hedge or offset any decrease in the market value of the Company’s securities, or (iii) without first obtaining pre-clearance from the Executive Vice President and Chief Legal Officer, pledging the Company’s securities as collateral for a loan or purchasing the Company’s securities on margin.

Compensation Risk Assessment

The potential risks associated with the Company’s compensation programs were considered when these programs were established. It was the judgment of the Board that our compensation plans and policies do not encourage management to assume excessive risks and are not reasonably likely to have a material adverse effect on the Company. Factors considered by the Board in reaching this judgment included that:

•	the Company provides a competitive base salary, retirement, and health benefits programs which are fixed amounts;

•	the Company maintains caps on its management incentive compensation programs;

•	the Company’s equity incentives vest over multiple years;

•	the Company maintains stock ownership guidelines that facilitate ownership and alignment with shareholders;

•	the Company sets performance thresholds that it believes are likely to be achieved, with greater performance requirements for target and maximum goals;

•
incentive compensation results are interpolated between the goals such that once the Company achieves the threshold goal, a small incremental improvement in performance does not result in a large incremental compensation payout;

•	the Compensation Committee retains the right to make negative discretionary adjustments to incentive awards to the extent warranted; and

•	the Compensation Committee has the right to cancel outstanding equity-based awards in certain circumstances.

Code Section 162(m) Policy

Subject to the transition period described below, as a public company, Code Section 162(m) will limit our deduction for federal income tax purposes to no more than $1 million of compensation paid to certain executive officers in a taxable year. This deduction limitation did not apply to certain “performance-based compensation” within the meaning of the Code, but federal tax reform legislation enacted in December 2017 prospectively eliminated this “performance-based compensation” exemption. However, we are eligible with respect to certain compensation payable to our executive officers to claim the benefit of a special exemption that applies to compensation paid during a specified transition period following our initial public offering under Section 162(m). This transition period extends until the first annual stockholders meeting that occurs after the fiscal year ending December 31, 2019, unless the transition period is terminated earlier under the Section 162(m) transition rules. While we expect that the Compensation Committee will take the deductibility limitations of Section 162(m) into account in making its compensation decisions, the Compensation Committee believes its primary responsibility is to provide a compensation program that satisfies the objectives and principles described in this Compensation Discussion & Analysis and may pay or provide compensation that is not tax deductible or that is otherwise limited as to tax deductibility.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on its review and discussion with management, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into our Annual Report on Form 10-K.

Jennifer Estabrook, Chair Gregory Hewett Steven Tishman

SUMMARY COMPENSATION TABLE

The following table summarizes the compensation paid to or earned by the Company’s named executive officers. For a description of the components of the Company’s 2017 executive compensation program, see “Compensation Discussion and Analysis-Components of our Executive Compensation Program.”

Name and Principal Position(1)	Year	Base Salary	Bonus		Stock Awards(2)	Non-Equity Incentive Plan Compensation(3)	Change in Pension Value and Non-qualified Deferred Compensation Earnings(4)	All Other Compensation		Total
Walter Uihlein President and Chief Executive Officer	2017	$1,119,000	$—		$—	$1,267,268	$1,386,475	$181,345	(6)	$3,954,088
	2016	$1,086,000	$7,500,000	(5)	$9,491,096	$1,331,708	$15,843	$116,230		$19,540,877
	2015	$995,200	$1,120,000	(7)	$—	$1,906,400	$449,346	$957,038		$5,427,984
William Burke Executive Vice President, Chief Financial Officer and Treasurer	2017	$496,000	$—		$—	$292,094	$870,224	$79,368	(8)	$1,737,686
	2016	$482,000	$—		$3,217,320	$535,047	$381,764	$68,499		$4,684,630
	2015	$401,100	$—		$—	$612,800	$185,036	$61,606		$1,260,542
David Maher Chief Operating Officer	2017	$575,000	$—		$—	$390,713	$441,232	$41,750	(9)	$1,448,695
	2016	$433,385	$—		$3,086,928	$454,684	$96,061	$22,186		$4,093,244
Joseph Nauman Executive Vice President, Chief Legal and Administrative Officer	2017	$489,000	$—		$—	$287,972	$407,840	$75,043	(10)	$1,259,855
	2016	$463,426	$—		$3,217,320	$530,584	$202,377	$52,557		$4,466,264
Brendan Gibbons Executive Vice President, Chief Legal Officer and Corporate Secretary	2017	$25,673	$165,600		$1,099,996	$—	$—	$5,036	(11)	$1,296,305

(1)	Messrs. Uihlein and Nauman retired as of January 1, 2018. Mr. Gibbons commenced employment on December 4, 2017.

(2)
Represents aggregate grant date fair value of Multi-Year RSUs and Multi-Year PSUs granted to Messrs. Uihlein, Burke, Maher and Nauman in 2016 and the grant date fair value of RSUs granted to Mr. Gibbons in 2017, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation-Stock Compensation (“ASC Topic 718”), without taking into account estimated forfeitures. The assumptions made when calculating the amounts for Messrs. Uihlein, Burke, Maher and Nauman are found in Note 17 (Equity Incentive Plans) to our Consolidated Financial Statements in Part II, Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2016 and for Mr. Gibbons are found in Note 17 (Equity Incentive Plans) to our Consolidated Financial Statements in Part II, Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2017. Terms of the Multi-Year RSUs and Multi-Year PSUs are summarized under “Compensation Discussion and Analysis-Long-Term Incentives” above. With respect to the Multi-Year PSU grants, the estimate of the grant date fair value determined in accordance with ASC Topic 718, which is based on the probable outcome as of the grant date, assumes vesting at target.

(3)
Represents the actual amounts earned under the Company’s annual cash incentive plan for each of the years presented. For 2015 and 2016 these figures also include payments made pursuant to long term incentive plans of the Company that were in effect in those years but not in effect in 2017. For additional information regarding our annual incentive plan, see “Compensation Discussion and Analysis-Components of our Executive Compensation Program-Annual Cash Incentives.”

(4)
The values that appear in the table represent the change in the present value of the retirement benefits. The change is impacted by additional service and pay, as well as changes in any of the valuation assumptions that are used to prepare the Company’s consolidated financial statements. Because of changing actuarial assumptions, these values can vary significantly from year to year.

(5)
Pursuant to a letter agreement dated February 26, 2016, Mr. Uihlein was awarded a cash bonus in the amount of $7.5 million as consideration for past performance as the Company’s President and Chief Executive Officer.

(6)
Includes a tax gross-up payment of $33,883 made by the Company related to investment income earned in Mr. Uihlein’s SERP trust; annual executive life insurance premiums paid by the Company in the amount of $77,106; compensation for unused accrued vacation; 401(k) employer match of $4,843; an automobile allowance; the value of a commemorative retirement trophy; annual reimbursement for country club dues; and Company golf equipment, gear and wear.

(7)	Represents payments in 2015 pursuant to a former long term incentive plan of the Company that was not in effect in 2017.

(8)
Includes annual executive life insurance premiums paid by the Company in the amount of $43,076; payments for financial planning services; compensation for unused accrued vacation; 401(k) employer match of $8,671; annual reimbursement for country club dues; and Company golf equipment, gear and wear.

(9)	Includes compensation for unused accrued vacation; 401(k) employer match of $9,359; annual reimbursement for country club dues; and Company golf equipment, gear and wear.

(10)
Includes annual executive life insurance premiums paid by the Company in the amount of $43,066; 401(k) employer match of $8,663; the value of a commemorative retirement trophy; annual reimbursement for country club dues; and Company golf equipment, gear and wear.

(11)	Reflects relocation and temporary housing expenses paid by the Company.

Other than the New CEO Agreement with Mr. Maher and the Executive Offer Letter with Mr. Gibbons described above under “Compensation Discussion and Analysis-New Executive Agreements,” the Company has not entered into any employment agreements with its named executive officers. Each named executive officer participates in the 401(k) Plan and each named executive officer, other than Mr. Gibbons, is entitled to vested benefits under the Pension Plan and SERP. Mr. Gibbons is not eligible to participate in the Pension Plan or the SERP based on his date of hire. For additional information concerning our retirement programs, see “Compensation Discussion and Analysis-Retirement Plans.”

Grants of Plan-Based Awards in 2017

The following table sets forth certain information with respect to our annual cash incentive program awards, as well as the equity grants made to Mr. Gibbons during 2017.

Name and Award Type	Grant Date		Estimated Future Payouts Under Non-Equity Incentive Plan Awards ($)(1)			All Other Stock Awards: Number of Shares of Stock or Units	Grant Date Fair Value of Stock and Option Awards ($)
			Threshold	Target	Maximum
Walter Uihlein	—		699,375	1,398,750	2,797,500	—	—
William Burke	—		166,200	332,400	664,800	—	—
David Maher	—		215,625	431,250	862,500	—	—
Joseph Nauman	—		158,925	317,850	635,700	—	—
Brendan Gibbons	12/15/2017	(2)	—	—	—	55,110	1,099,996

(1)
Represents award opportunities under our annual cash incentive program. As described above under “Compensation Discussion and Analysis-Annual Cash Incentives,” actual payments under our annual cash incentive program are based upon the level of Adjusted EBITDA that the Company earned for 2017.  For 2017, the Company achieved Adjusted EBITDA of $223.4 million, which resulted in an achievement level of 90.6% of the incentive target for each of the named executive officers.

(2)
On December 15, 2017, Mr. Gibbons received two grants of RSUs. The first grant, which has a grant date fair value of $599,998, will vest on January 1, 2019, subject to Mr. Gibbons’ continued employment with the Company on his vesting date. The second grant, which had a grant date fair value of $499,998, will vest as to 25% of the shares subject to the award on each of the first four anniversaries of January 1, 2018, subject to Mr. Gibbons’ continued employment with the Company on each vesting date.

Outstanding Equity Awards as of December 31, 2017

	Stock Awards(1)
Name	Stock Award Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(2)
Walter Uihlein	June 15, 2016	154,728	$3,261,666
	June 15, 2016			232,092	$4,892,499
William Burke	June 15, 2016	52,452	$1,105,688
	June 15, 2016			78,678	$1,658,532
David Maher	June 15, 2016	20,982	$442,301
	June 15, 2016			31,473	$663,451
	August 1, 2016	29,346	$618,614
	August 1, 2016			44,019	$927,921
Joseph Nauman	June 15, 2016	52,452	$1,105,688
	June 15, 2016			78,678	$1,658,532
Brendan Gibbons	December 15, 2017	55,110	$1,161,719	—	$—

(1)
Represents the Multi-Year RSUs and Multi-Year PSUs granted to our named executive officers, other than Mr. Gibbons, in 2016 and the RSUs granted to Mr. Gibbons in 2017. For a description of the vesting terms applicable to the Multi-Year RSUs and Multi-Year PSUs, including the dates on which such awards are scheduled to vest, please see “Compensation Discussion and Analysis-Components of our Executive Compensation Program-Long-Term Incentives.” Please see footnote 2 to the “Grants of Plan-Based Awards in 2017” table above for a description of the vesting terms applicable to the RSU awards granted to Mr. Gibbons including the dates on which such awards are scheduled to vest.

(2)	Values determined based on the closing market price of our common stock on December 29, 2017, the last trading day of 2017, of $21.08.

(3)
Reflects the number of shares of our Common Stock issuable under our Multi-Year PSUs assuming achievement at the target level of performance for these units. The target level of performance is reported for Multi-Year PSUs because the Company’s performance from the beginning of the applicable performance period (January 1, 2016 through December 31, 2017), measured against the applicable performance goals, was greater than the threshold level of performance but did not exceed the target level of performance.

Stock Vested in 2017

The following table sets forth information regarding the vesting of Multi-Year RSUs during 2017 for the named executive officers.

	Stock Awards
Name	Number of Shares Acquired on Vesting	Value Realized on Vesting
Walter Uihlein	77,364	$1,355,417
William Burke	26,226	$459,480
David Maher	25,164	$440,873
Joseph Nauman	26,226	$459,480
Brendan Gibbons	—	$—

Pension Benefits for 2017

The following table shows, as of December 31, 2017, each named executive officer’s years of credited service, present value of accumulated benefit and benefits received, if any, under the Company’s Pension Plan and the SERP.

Name	Plan Name	Number of Years Credited Service(1)	Present Value of Accumulated Benefit(2)	Payments During Last Fiscal Year
Walter Uihlein	Acushnet Company Pension Plan	40.92	$1,652,496	—
	Acushnet Company Supplemental Retirement Plan	40.92	$13,259,361	—
William Burke(3)	Acushnet Company Pension Plan	33.58	$1,123,978	—
	Acushnet Supplemental Executive Retirement Plan	33.58	$2,839,800	—
David Maher	Acushnet Company Pension Plan	26.67	$487,054	—
	Acushnet Supplemental Executive Retirement Plan	26.67	$602,894	—
Joseph Nauman(3)	Acushnet Company Pension Plan	21.50	$845,873	—
	Acushnet Supplemental Executive Retirement Plan	25.50	$2,796,720	—
Brendan Gibbons	Acushnet Company Pension Plan	—	—	—
	Acushnet Supplemental Executive Retirement Plan	—	—	—

(1)	Number of years of credited service represents actual years of service.

(2)	Present value of accumulated benefit is calculated by using a discount rate of 3.86% for the Pension Plan and 3.83% for the SERP.

(3)	Mr. Burke’s and Mr. Nauman’s benefit reflects full controlled group benefit service with an offset for a benefit accrued and payable under a former controlled group company pension plan.

Pension Plan.     The Pension Plan is a tax qualified defined benefit pension plan and the SERP is a nonqualified defined benefit pension plan. Each plan provides for payment of retirement benefits to a plan participant commencing between the ages of 50 and 65, as well as for payment of certain disability pension benefits. After attaining age 50 or completing five years of vesting service, a plan participant acquires a vested right to future benefits. The benefits payable under each of the plans are generally determined on the basis of an employee’s length of service and/or earnings and are normally paid as an annuity unless a lump sum election is made.

Each of the plans generally provides unreduced retirement benefits commencing on the participant’s normal retirement date, which is the first day of the calendar month coincident with or next following a participant’s 65th birthday, but a participant can receive reduced pension benefits as early as age 50. The Pension Plan provides benefits payable as either an annuity or a lump sum. Each of the named executive officers, other than Mr. Gibbons, participates in the Pension Plan, is fully vested in his benefits under the Pension Plan and can commence his pension benefits immediately upon termination of employment.

Upon retirement, a salaried participant in the Pension Plan, such as each of the named executive officers (other than Mr. Gibbons), is entitled to a monthly benefit equal to the sum of (a) 0.9% of his average monthly rate of earnings multiplied by his years of credited service and (b) 0.55% of that portion of his average monthly rate of earnings that is in excess of his covered compensation, multiplied by the lesser of (1) 35 and (2) his years of credited service as a salaried employee. Average monthly compensation for this calculation is limited in accordance with the U.S. Internal Revenue Service (the “IRS”) compensation limit regulations under Code section 401(a)(17). Plan participants, including Messrs. Burke and Nauman, who transferred directly to the Company from another company in the Company’s prior controlled group (prior to July 2011), receive a benefit reflecting all service in the controlled group determined using the plan formula, with an offset for the benefit payable from the pension plan of the former controlled group company. At December 31, 2015, the Pension Plan was amended to freeze benefit accruals for certain participants and limit ongoing benefit accruals for other participants, based on age and service at that date. For participants who at December 31, 2015 had attained age of 50 and had completed at least ten years of service or had a combined age and years of service of 70 or more, the monthly benefit amount payable under the Pension Plan will equal the sum of (a) the participant’s frozen accrued pension benefit at December 31, 2015, plus (b) benefit accruals after that time reflecting only service and pay earned in 2016 and later and the benefit formula described above, but with final average annual compensation limited to $150,000.

If a plan participant dies after age 50 and before benefits commence under the Pension Plan, his spouse will generally be entitled to monthly pension benefits commencing on the first day of the month following the named executive officer’s death equal to 50% of the named executive officer’s assumed retirement pension, which is the monthly amount of pension benefits that he would have received had he retired immediately prior to his death while the joint and survivor annuity was in effect with a provision for continuance of 50% of his reduced amount of retirement benefit to his spouse. The spouse may instead elect to receive a lump distribution equal to an amount that would be actuarially equivalent to the monthly benefit otherwise payable. If the plan participant has no spouse, his beneficiary will be eligible to receive a lump sum distribution, calculated as noted above, using the assumption that the participant and beneficiary were of the same age. See “-Pension Benefits for 2017” above for information relating to the accumulated benefits of our named executive officers.

SERP.     The SERP is a nonqualified, unfunded excess benefit plan that supplements the benefits payable under the Pension Plan. Upon a participant’s retirement, the participant will be entitled to a benefit under the SERP equal to the difference between (a) and (b), where (a) is the sum of (A) 0.9% of his average monthly rate of earnings multiplied by his years of credited service and (B) 0.55% of that portion of his average monthly rate of earnings that is in excess of his covered compensation, multiplied by the lesser of (1) 35 and (2) his years of credited service as a salaried employee, and (b) is the benefit payable under the Pension Plan. Monthly average compensation for items (A) and (B) immediately above is not limited. Benefits payable under the SERP are generally paid to participants in a lump sum during the 60-day period following the participant’s retirement date, subject to any delay required under applicable tax rules.

Messrs. Uihlein and Nauman are eligible to receive full retirement benefits under the Pension Plan and SERP. Mr. Burke is eligible to receive early retirement benefits under the Pension Plan and SERP and Mr. Maher will become eligible to receive early retirement benefits upon attainment of age 50, which he did following the end of our 2017 fiscal year. Mr. Gibbons is not eligible to participate in either the Pension Plan or SERP based on his date of hire. If a participant retires early, he will be entitled to elect (1) a monthly retirement benefit as calculated above that commences on his normal retirement date or (2) a reduced benefit payable at his early retirement date. The early retirement benefit is equal to the 0.9% portion of his pension benefit reduced by the number of months by which his annuity starting date precedes his early retirement age (defined as age 64 for Mr. Burke) multiplied by 0.003 and (b) 0.55% of the portion of his benefit reduced by 0.5% for each of the first 60 months that his annuity starting date precedes the early retirement age or (y) 0.3% for each month in excess of 60 that the annuity starting date precedes the early retirement age.

Additionally, the Company has established and partially funded a rabbi trust to provide a source of funds for benefits payable from the SERP. For Mr. Uihlein, the Company has historically made annual contributions to a trust owned by Mr. Uihlein to fund a portion of Mr. Uihlein’s SERP benefit. Following Mr. Uihlein’s retirement as of January 1, 2018, a final contribution will be made to his trust in an amount which, when added to the existing balance, will equal the present value of the after-tax single sum equivalent of his supplemental retirement benefit to be paid in July 2018, following the delay required under applicable tax rules.

Nonqualified Deferred Compensation for 2017

The following table provides a summary of the named executive officers’ accounts that remain outstanding in our EDP for 2017. As of July 29, 2011, in connection with a prior sale of the Company, all Company matching contributions and employee contributions to the EDP were frozen and employee salary and incentive deferral accounts were distributed. All that remains in the EDP is the portion of participants’ accounts attributable to Company matching credits to the plan made prior to July 29, 2011. See “Compensation Discussion and Analysis-Components of our Executive Compensation Program-Deferred Compensation” above.

Name	Executive Contributions in Last Fiscal Year	Company Contributions in Last Fiscal Year	Aggregate Earnings in Last Fiscal Year	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last Fiscal Year
Walter Uihlein	—	—	$55,051	—	$359,691
William Burke	—	—	$15,356	—	$110,123
David Maher	—	—	$8,586	—	$39,414
Joseph Nauman	—	—	$25,804	—	$152,681
Brendan Gibbons	—	—	—	—	—

Each of the named executive officers, other than Mr. Gibbons, participates in the EDP and is fully vested in his account balance. Upon a separation from the Company, these named executive officers are entitled to the value of their accounts in a lump sum no later than (1) December 31st of the year in which the separation occurs or (2) 90 days following the date of termination, subject to any delay required under applicable tax rules.

Account balances are invested in a variety of mutual funds selected by the plan participants from a list of fund investment options similar to the investment options available under the Company’s defined contribution plan. Participants earn annual market rate returns based on the fund’s performance.

Potential Payments Upon Termination or Change in Control

The table below quantifies the potential payments and benefits that would be provided to each named executive officer under each of the termination or change in control circumstances listed. The amounts shown are based on the assumption that the triggering event took place on December 29, 2017, which was the last business day of 2017. Even though Mr. Uihlein retired at the end of 2017, because he served as our principal executive officer during 2017, we are required under applicable SEC guidance to provide information on the payments and benefits that Mr. Uihlein would have received under each of the termination scenarios listed below. Mr. Uihlein was not actually entitled to any severance payments in connection with his retirement from the Company, other than with respect to retirement vesting under his equity awards, as described below.

The amounts shown in the table below do not include:

•
payments and benefits to the extent they are provided generally to all salaried employees upon termination of employment or other circumstance and do not discriminate in scope, terms or operation in favor of the named executive officers;

•	regular pension benefits under our Pension Plan or the SERP. See “-Pension Benefits for 2017” above; or

•
distributions of plan balances under our 401(k) Plan or the EDP. See “-Nonqualified Deferred Compensation for 2017” above for information relating to the distributions of the EDP account balances of our named executive officers.

	Retirement(1)	Involuntary Termination without Cause or Voluntary Termination with Good Reason	Termination For Cause	Death or Disability	Change in Control followed by Involuntary Termination without Cause or Voluntary Termination with Good Reason
Walter Uihlein
Annual incentive award(2)	$1,267,268	$1,267,268	$—	$1,267,268	$1,267,268
Acceleration of Equity Awards(3)	4,892,499	—	—	—	8,154,166
Cash severance payment(4)	—	5,145,300	—	—	10,344,071
Health Insurance(5)	—	183,302	—	—	274,953
Life insurance	—	—	—	6,300,900	—
Accrued and unpaid vacation	129,115	129,115	129,115	129,115	129,115
	—	—	—	—	—
Total	$6,288,882	$6,724,985	$129,115	$7,697,283	$20,169,573
William Burke
Annual incentive award(2)	$292,094	$292,094	$—	$292,094	$292,094
Acceleration of Equity Awards(3)	1,658,532	—	—	—	2,764,220
Cash severance payment(4)	—	744,000	—	—	992,000
Life insurance	—	—	—	2,962,000	—
Accrued and unpaid vacation	57,231	57,231	57,231	57,231	57,231
	—	—	—	—	—
Total	$2,007,857	$1,093,325	$57,231	$3,311,325	$4,105,545
David Maher
Annual incentive award(2)	$390,713	$390,713	$—	$390,713	$390,713
Acceleration of Equity Awards(3)	1,591,371		—	—	2,652,286
Cash severance payment(4)	—	862,500	—	—	1,150,000
Life insurance	—		—	2,475,000	—
Accrued and unpaid vacation	55,288	55,288	55,288	55,288	55,288
	—	—	—	—	—
Total	$2,037,372	$1,308,501	$55,288	$2,921,001	$4,248,287
Joseph Nauman
Annual incentive award(2)	$287,972	$287,972	$—	$287,972	$287,972
Acceleration of Equity Awards(3)	1,658,532	—	—	—	2,764,220
Cash severance payment(4)	—	733,500	—	—	978,000
Life insurance	—	—	—	2,753,750	—
Accrued and unpaid vacation	47,019	47,019	47,019	47,019	47,019
	—	—	—	—	—
Total	$1,993,523	$1,068,491	$47,019	$3,088,741	$4,077,211
Brendan Gibbons
Annual incentive award(6)	$—	$—	$—	$—	$—
Acceleration of Equity Awards(3)	—	—	—	—	—
Cash severance payment(4)	—	667,500	—	—	890,000
Life insurance	—	—	—	445,000	—
Accrued and unpaid vacation	—	—	—	—	—
	—	—	—	—	—
Total	$—	$667,500	$—	$445,000	$890,000

(1)
Each of the named executive officers, with the exception of Mr. Maher and Mr. Gibbons, is retirement eligible under the awards and/or plans applicable to him as of December 31, 2017 and therefore any voluntary termination by the named executive officer, other than a termination for good reason, has been treated as a retirement for purposes of this table. Mr. Maher became retirement eligible upon the attainment of age 50 in February 2018. For purposes of this table, in the case of a voluntary termination of Mr. Maher’s employment on December 31, 2017, other than a voluntary termination for good reason, Mr. Maher would have been eligible to receive all of the amounts listed under “Retirement” with the exception of the accelerated equity awards.

(2)
Represents value of the annual cash incentive award earned for 2017 as included in the Summary Compensation Table. Other than in the case of a termination by the Company for cause, the named executive officer would receive the annual cash incentive award earned for 2017 even if his employment terminated prior to the actual cash payout date in 2018. See “Compensation Discussion and Analysis-Components of our Executive Compensation Program-Annual Cash Incentives.”

(3)
Represents the pro rata vesting of the Multi-Year RSUs and Multi-Year PSUs in accordance with the terms of the applicable award agreements. The value attributable to the acceleration of unvested RSUs and PSUs is based on the closing price of our common stock ($21.08) on December 29, 2017, the last business day of 2017. With respect to the acceleration of the Multi-Year PSUs, amounts reflect performance at target level. For more information on these awards, see “Compensation Discussion and Analysis-Components of our Executive Compensation Program-Long-Term Incentives.”

(4)
For Mr. Uihlein represents the amounts payable under his severance and change in control agreements as described below. For Messrs. Burke, Maher, Nauman and Gibbons, the cash severance amount represents the amounts payable to the named executive officer under the Executive Severance Plan as described below. Consistent with the terms of the Executive Severance Plan, in determining the amount of severance benefits for each of the named executive officers, the amount of the annual cash incentive to be paid as part of the severance benefits was offset by the annual incentive award earned by the named executive officer for 2017 (as provided in table above and denoted by footnote (2) above) which resulted in no additional annual cash incentive as part of the severance benefits.

(5)
For Mr. Uihlein, represents the annual premium amounts for medical, dental, life and disability insurance in accordance with the provisions of his severance and change in control agreements as described below.

(6)	Although Mr. Gibbons is eligible for a target bonus of 60% of his base salary, as he began employment with the Company in December, he was not eligible for any incentive bonus for 2017.

Severance and Change in Control Arrangements

Executive Severance Plan

For 2017, each of Messrs. Burke, Maher and Gibbons were eligible for severance benefits under our Executive Severance Plan. Mr. Uihlein’s severance and change in control benefits are described below under “Mr. Uihlein’s Severance and Change in Control Agreements” and Mr. Nauman’s severance benefits are described above under “Compensation Discussion and Analysis-Severance and Change in Control Arrangements-Transition Agreement with Joseph Nauman.” Effective January 1, 2018, Mr. Maher’s severance and change in control entitlements are provided under the New CEO Agreement - please see “Compensation Discussion and Analysis-New Executive Agreements.”

If the employment of a named executive officer covered under the Executive Severance Plan is terminated, other than following a change in control as described below, (1) by the Company other than for cause or (2) by the named executive officer because his job location has been relocated more than 35 miles from the named executive officer’s former job location, he will receive (a) 18 months of base salary plus (b) one year of bonus (based on the target bonus for the year of termination) offset by any bonus amount actually paid under the terms of the Company’s annual bonus plan for the year of termination, payable in installments. The Executive Severance Plan also provides that, during the severance period, medical benefits will be continued, with the Company continuing to make the same employer contributions as were in effect prior to the termination of the named executive officer’s employment.

Under the Executive Severance Plan, “cause” includes but is not limited to misconduct, negligence, dishonesty, criminal act, excessive absenteeism, and willful failure to perform job responsibilities and other conduct determined under the Company’s code of conduct or other policies to be “cause.”

If a change in control occurs and, within 18 months of the change in control (1) the Company terminates a covered named executive officer other than for cause, (2) the named executive officer voluntary terminates employment because his job location has been relocated more than 35 miles from his former job location, or (3) the named executive officer voluntarily terminates his employment due to (a) a material diminution in his duties, authority or responsibilities or (b) a material negative change in the named executive officer’s compensation, the named executive officer will receive: (x) 24 months of base salary plus (y) one year of annual cash incentive (based on the greater of (a) target bonus for the year of termination or (b) the annual cash incentive that would have been paid using the Company’s most recent financial performance outlook report that is available as of the named executive officer’s termination date), in each case offset by any annual cash incentive amount actually paid under the terms of the Company’s annual cash incentive plan for the year of termination, payable in installments.

Payments under the Executive Severance Plan are subject to execution of a release of claims. For a period of 12 months after separation from employment, a named executive officer may not, personally or on behalf of another party, whether directly or indirectly, solicit for employment any person employed by the Company in a salaried position during the year before separation from employment.

Mr. Uihlein’s Severance and Change in Control Agreements

Under his severance agreement, if Mr. Uihlein’s employment was terminated by the Company other than for cause or if he resigned for good reason (as each term was defined in the severance agreement), he would have been entitled to:

•
two times the sum of (1) his base salary; (2) his target annual incentive compensation under the annual cash incentive plan and (3) the amount that would have been required to be allocated to his account under the 401(k) Plan and Company contributions under the SERP, paid ratably over a 12-month period (unless payable within two years following a change in control, in which case the payments would have been made in a lump sum six months following the termination date);

•	continued health and welfare benefits for two years following his termination (with Mr. Uihlein generally paying the active employee rate);

•
an amount equal to the excess of (1) the sum of the aggregate monthly amounts of payments he would have been entitled to under the terms of each of the Company’s pension plans if he remained a fully vested active participant and accumulated two additional years of service thereunder over (2) the sum of the aggregate monthly amounts of payments he would be entitled to under each of the Company’s pension plans, payable at the time payments are made under the SERP; and

•
the (1) unpaid portion of his annual incentive compensation under the annual cash incentive plan for the calendar year immediately preceding the year in which the termination occurred and (2) annual cash incentive compensation under the annual cash incentive plan for the calendar year in which the termination occurred, payable at the time the annual incentive awards for that year were normally paid based on actual Company performance.

Severance benefits were subject to Mr. Uihlein’s signing of a release of claims. Under the severance agreement, Mr. Uihlein was subject to 12-month confidentiality, non-compete and non-solicitation covenants under which Mr. Uihlein was required to hold all confidential trade secrets in confidence, and not (1) engage in nor be competitively employed by or render any services for any business in the United States, Canada, Asia, Mexico or Europe which was directly competitive with any significant business in which the Company or any of its affiliates was engaged during the two-year period preceding Mr. Uihlein’s termination, and (2) solicit business from nor cause others to solicit business that competes with the Company’s or any affiliate’s line of products from any entities which were customers of the Company during Mr. Uihlein’s employment or which were targeted as potential customers during his employment.

If a change in control occurred and Mr. Uihlein’s employment was subsequently terminated without cause (as defined above for the severance agreement) or if he resigned for good reason within three years of a change in control, he would have been entitled to:

•
2.99 times the sum of (1) his base salary; (2) his target annual incentive compensation under the annual cash incentive plan; and (3) the amount that would have been required to be allocated to his account under the 401(k) Plan, payable in a lump sum on the eighth day following the termination date;

•	continued health and welfare benefits for three years following his termination (with Mr. Uihlein generally paying the applicable active employee rate);

•
an amount equal to the excess of (1) the sum of the aggregate monthly amounts of pension payments he would have been entitled to under the terms of the Company’s pension plans if he remained a fully vested active participant and accumulated three additional years of age and service thereunder over (2) the sum of the aggregate monthly amounts of pension payments he would have been entitled to under such pension plans upon his termination; and

•
the (1) unpaid portion of his incentive compensation under the annual cash incentive plan for the calendar year immediately preceding the year in which the termination occurred and (2) incentive compensation under the annual cash incentive plan for the calendar year in which the termination occurred, prorated to reflect Mr. Uihlein’s service through the date of termination and payable at the time the annual incentive awards for that year were normally paid based on the Company’s actual performance.

Any benefits paid under the change in control agreement would have been offset by the benefits payable above under Mr. Uihlein’s severance agreement. Benefits under the change in control agreement were also subject to Mr. Uihlein signing a release of claims.

In addition, Mr. Uihlein’s change in control agreement provided that to the extent that any or all of the change in control payments and benefits provided to Mr. Uihlein under the change in control agreement constituted “parachute payments” within the meaning of Section 280G of the Code and would otherwise be subject to the excise tax imposed by Section 4999 of the Code, the Company would pay Mr. Uihlein an additional amount such that the net amount retained by Mr. Uihlein after the deduction of any excise, federal, state and local income tax would have been equal to the payments he was entitled to under the change in control agreement. However, if the value of the payments Mr. Uihlein was entitled to did not exceed 330% of his base amount, no gross-up payment would have been made and any payments and benefits would have been reduced by the minimum amounts necessary to equal one dollar less than the amount which would have resulted in such payments and benefits being subject to such excise tax, but only if the value of the reduction was equal to or less than 30% of Mr. Uihlein’s base salary. For purposes of the quantification of possible payments due to Mr. Uihlein in each of the scenarios set forth in the table under the heading “Potential Payments Upon Termination or Change in Control” above, it was assumed that no excise taxes would be imposed. As such, the amounts in the table do not reflect a gross-up payment with respect to any excise tax imposed by Section 4999 of the Code.

Transition Agreement with Joseph Nauman

In April 2017, the Company entered into a Transition Agreement with Mr. Nauman pursuant to which Mr. Nauman continued to serve as the Company’s Executive Vice President, Chief Legal Officer and Administrative Officer until December 31, 2017. For additional information on the Transition Agreement, including the payments and benefits Mr. Nauman will receive thereunder, see “-Severance and Change in Control Arrangements-Transition Agreement with Joseph Nauman” above. The value of the payments and benefits that Mr. Nauman actually received in connection with his retirement is set forth in the above table.

Change in Control and Retirement Vesting under Equity Awards

Pursuant to the terms of the Company’s Equity Plan, any unvested Multi-Year RSUs or Multi-Year PSUs are forfeited upon an executive’s separation from service with the Company, except in the case of a separation from service by the Company without Cause or by the executive for Good Reason occurring during the 12-month period following a Change in Control (each, as defined in the Equity Plan), in which case all unvested Multi-Year RSUs and Multi-Year PSUs will vest in full, with Multi-Year PSUs vesting at target performance.

Upon a Full Career Retirement (defined in the Equity Plan as a separation from service with the Company other than for Cause when a participant is age 55 with 10 years of service with the Company), after the first anniversary of the vesting commencement date, the Multi-Year PSUs will remain eligible to vest based on actual performance measured at the end of the performance period, with the number of performance shares delivered to the executive prorated to reflect the executive’s actual service during the three-year performance period. At the end of 2017, Messrs. Uihlein, Burke and Nauman were retirement eligible under the terms of the Multi-Year PSUs awarded to them. Mr. Nauman remains eligible to vest in all of his outstanding Multi-Year RSUs and PSUs pursuant to the terms of his Transition Agreement and Mr. Uihlein remains eligible to vest in all of his outstanding Multi-Year RSUs and PSUs as a result of his continuing service to the Company as a director.

Director Compensation

The following table sets forth information concerning the compensation of our directors (other than directors who are named executive officers) for 2017.

Name	Fees Earned or Paid in Cash	Stock Awards(1)(2)	Non-Equity Incentive Plan Compensation	Change in Pension Value and Non-qualified Deferred Compensation Earnings	All Other Compensation	Total
Yoon Soo (Gene) Yoon	$110,547	$229,573	$—	$—	$—	$340,120
Jennifer Estabrook	$95,391	$163,986	$—	$—	$—	$259,377
Gregory Hewett	$92,891	$163,986	$—	$—	$—	$256,877
Christopher Metz	$80,391	$163,986	$—	$—	$—	$244,377
Sean Sullivan	$95,391	$163,986	$—	$—	$—	$259,377
Steven Tishman	$82,891	$163,986	$—	$—	$—	$246,877
David Valcourt	$80,391	$163,986	$—	$—	$—	$244,377
Norman Wesley	$75,391	$163,986	$—	$—	$—	$239,377

(1)	Represents the aggregate grant date fair value of RSUs granted to each director in 2017, computed in accordance with ASC Topic 718, without taking into account estimated forfeitures.

(2)
The following table shows the number of shares subject to outstanding RSU awards (including dividend equivalents credited in the form of additional RSUs) for our non-employee directors as of December 31, 2017:

Name	Outstanding RSU Awards
Yoon Soo (Gene) Yoon	7,390
Jennifer Estabrook	5,278
Gregory Hewett	5,278
Christopher Metz	5,278
Sean Sullivan	5,278
Steven Tishman	5,278
David Valcourt	5,278
Norman Wesley	5,278

For 2017, our directors were entitled to receive the following payments:

•
Board chairperson: annual cash retainer equal to $110,000 paid quarterly in arrears and an annual grant of RSUs with a fair market value at the time of grant of $140,000. The RSUs will vest on the earlier of the one-year anniversary of the grant or the next annual stockholders’ meeting, subject to continued service.

•
Non-executive board members, other than the Board chairperson: annual cash retainer equal to $70,000 paid quarterly in arrears and an annual grant of RSUs with a fair market value at the time of grant of $100,000. The RSUs will vest on the earlier of the one-year anniversary of the grant or the next annual stockholders’ meeting, subject to continued service.

•	Audit committee chairperson: additional annual cash retainer of $25,000, paid quarterly in arrears.

•	Compensation committee chairperson: additional annual cash retainer of $20,000, paid quarterly in arrears.

•	Nominating and corporate governance committee chairperson: additional annual cash retainer of $10,000, paid quarterly in arrears.

•	Audit committee members, other than the audit committee chairperson: additional annual cash retainer of $12,500, paid quarterly in arrears.

•	Compensation committee members, other than the compensation committee chairperson: additional annual cash retainer of $10,000, paid quarterly in arrears.

•	Nominating and corporate governance committee members, other than the nominating and corporate governance committee chairperson: additional annual cash retainer of $5,000, paid quarterly in arrears.

In June 2017, in addition to the annual grant of RSUs, each non-executive director received a “catch-up” grant of RSUs that was intended to cover the period commencing on the pricing of our 2016 initial public offering through the date of the 2017 Annual Meeting. These additional RSUs vested on the one-year anniversary of the pricing of the Company’s initial public offering.

Securities Authorized for Issuance under Equity Compensation Plans

The following table sets forth, as of December 31, 2017, certain information related to our compensation plans under which shares of the Company’s common stock may be issued.

Plan Category	Number of Shares to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Shares Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in 1st Column)
Equity compensation plans approved by shareholders:
Acushnet Holdings Corp. 2015 Incentive Plan	3,246,758	(1)		4,557,521
Equity compensation plans not approved by shareholders	—		N/A	—
Total	3,246,758			4,557,521

(1)	Consists of 3,246,758 restricted stock units and performance stock units.

Pay Ratio Disclosure

For 2017, we determined that the median of the annual total compensation of all of our employees, other than our CEO, Mr. Uihlein, was $11,909; Mr. Uihlein’s 2017 annual total compensation was $3,989,109, and the ratio of the annual total compensation of our CEO to the median of the annual total compensation of all employees other than our CEO was 334.97 to 1.

To identify our median employee, we reviewed our employee population on December 31, 2017 and gathered 2017 year end taxable wages, which was our consistently applied compensation measure, for all employees employed on this date (other than our CEO) in 29 countries around the world. (Approximately 70% of all of the employees included in this analysis are located in countries other than the United States). We did not apply any permitted exclusions or cost of living adjustments. We then converted their 2017 year-end taxable wages to a common currency - the United States dollar (based on an average exchange rate for 2017) - and rank ordered the employees from the highest paid to the lowest paid to determine the median. The annual total compensation of this employee was then determined in accordance with the SEC rules in the same manner that Mr. Uihlein’s compensation was determined for purposes of the Summary Compensation Table and compared to the total annual compensation for Mr. Uihlein as reported in the Summary Compensation Table above.

This pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodology described above. Because the SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

PRINCIPAL STOCKHOLDERS

The following table and accompanying footnotes set forth information with respect to the beneficial ownership of our common stock, as of April 16, 2018 by:

•	each person, or group of persons, known by us to own beneficially more than 5% of our outstanding shares of common stock;

•	each of our named executive officers for 2017;

•	each of our directors; and

•	all of our executive officers and directors as a group.

Beneficial ownership and percentage ownership are determined in accordance with the rules and regulations of the SEC and include voting or investment power with respect to shares of stock. This information does not necessarily indicate beneficial ownership for any other purpose. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to restrictions, options or warrants held by that person that are currently exercisable or exercisable within 60 days of April 16, 2018 are deemed outstanding. Such shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Except as indicated in the footnotes to the following table or pursuant to applicable community property laws, we believe, based on information furnished to us, that each stockholder named in the table has sole voting and investment power with respect to the shares set forth opposite such stockholder's name.

For further information regarding material transactions between us and the principal stockholders, see "Certain Relationships and Related Party Transactions."

Except as otherwise indicated in the footnotes below, the address of each beneficial owner is c/o Acushnet Holdings Corp., 333 Bridge Street, Fairhaven, Massachusetts 02719.

Name of beneficial owner	Number	Percentage
Stockholders:
Fila Korea(1)	39,345,151	52.6%
Wellington Management Group LLP(2)	5,339,521	7.1%
Shapiro Capital Management LLC(3)	4,888,794	6.5%
JP Morgan Chase & Co(4)	4,094,367	5.5%
Named Executive Officers and Directors:
Walter (Wally) Uihlein(5)	596,323	*
William Burke(5)	94,567	*
David Maher(5)	43,303	*
Joseph Nauman(5)(6)	49,584	*
Brendan Gibbons(5)	—	*
Yoon Soo (Gene) Yoon(1)(5)(7)	39,357,139	52.7%
Jennifer Estabrook(5)(8)	14,363	*
Gregory Hewett(5)	19,563	*
Jonathan Epstein(8)	55,000	*
Sean Sullivan(5)	11,563	*
Steven Tishman(5)	13,563	*
Norman Wesley(5)	13,563	*
All current executive officers and directors as a group (17 persons)	40,447,455	54.1%

*	Less than one percent.

(1)
Represents shares of our common stock owned by Magnus, a wholly owned subsidiary of Fila Korea, based on a Schedule 13G filed on February 6, 2017. In connection with the term loan agreement entered into in September 2017, Magnus granted a security interest in all of our common stock owned by Magnus to certain Korean financial institutions. The shares of our common stock owned by Magnus are Magnus' only assets.

Gene Yoon is the Chairman of Fila Korea and may be deemed to be the beneficial owner and have voting and dispositive power with respect to the shares of our common stock held by Fila Korea. The address of Fila Korea and Mr. Yoon is 6 Myeongdal Ro, Seocho Gu Seoul, Korea.

(2)
Based on a Schedule 13G filed on February 14, 2018. Wellington Management Group LLP, Wellington Group Holdings LLP and Wellington Investment Advisor Holdings LLP each has sole voting power over 0 shares, shared voting power of 2,691,517 shares, sole dispositive power over 0 shares and shared dispositive power over 5,339,521 shares. Wellington Management Company LLP has sole voting power over 0 shares, shared voting power over 2,498,098 shares, sole dispositive power over 0 shares and shared dispositive power over 4,925,608 shares. The principal business address of each of the foregoing persons is c/o Wellington Management Company LLP, 280 Congress Street, Boston, MA 02210.

(3)
Based on a Schedule 13G filed on February 14, 2018. Shapiro Management LLC has the sole voting power over 4,044,026 shares, shared voting power over 844,768 shares, sole dispositive power over 4,888,794 shares and shared dispositive power over 0 shares. The principal business address of Shapiro Management LLC is 3060 Peachtree Road, Suite 1555 N.W., Atlanta, Georgia 30305.

(4)
Based on a Schedule 13G filed on January 8, 2018. JPMorgan Chase and Co has sole voting power over 3,757,837 shares, shared voting power over 0 shares, sole dispositive power over 4,094,367 shares and shared dispositive power over 0 shares. The principal business address of JPMorgan Chase & Co is 280 Park Avenue, New York, NY 10017.

(5)	Does not reflect any shares that may be issued upon settlement of outstanding RSUs or PSUs, other than those, if any, that will vest within 60 days of April 16, 2018.

(6)	Mr. Nauman retired as an executive officer of the Company as of January 1, 2018. These amounts reflect securities owned by Mr. Nauman as of January 1, 2018.

(7)	Includes 39,345,151 shares of our common stock owned by Magnus, which Mr. Yoon may be deemed to beneficially own, as described in footnote 1 above.

(8)
Ms. Estabrook and Mr. Epstein disclaim beneficial ownership of any shares of our common stock owned by Fila Korea. The address of each of Ms. Estabrook and Mr. Epstein is c/o Fila North America, 1411 Broadway, New York, New York 10018.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Registration Rights Agreement

In connection with our initial public offering, we entered into a registration rights agreement that provides Magnus "demand" registrations and customary "piggyback" registration rights. The registration rights agreement also provides that we will pay certain expenses relating to such registrations and indemnify the registration rights holders against certain liabilities that may arise under the Securities Act or to contribute to payments the registration rights holders may be required to make in respect of those liabilities.

Other

We entered into an endorsement arrangement with Peter Uihlein, the son of our then President and Chief Executive Officer, in 2012. Peter Uihlein is a professional golfer and an exempt member of the PGA Tour. Peter Uihlein received aggregate payments of $254,500 pursuant to this endorsement arrangement in 2017.

Hugh Lee, who is the son-in-law of Gene Yoon, the chairman of our board of directors, is the President of our wholly-owned subsidiary, Acushnet Korea Co., Ltd. Mr. Lee received compensation of $533,322 for 2017 (using an exchange rate of 0.00088 KRW / 1 USD, which was the average currency exchange rate for 2017 as provided by foreign exchange company Oanda).

Related Persons Transaction Policy

Our Board of Directors has adopted a written policy on transactions with related persons that is in conformity with the requirements upon issuers having publicly-held common stock that is listed on the NYSE. Our related person policy requires that a "related person" (as defined in paragraph (a) of Item 404 of Regulation S-K) must promptly disclose to the executive vice president, chief legal officer any "related person transaction" (defined as any transaction that we anticipate would be reportable by us under Item 404(a) of Regulation S-K in which we were or are to be a participant and the amount involved exceeds $120,000 and in which any related person had or will have a direct or indirect material interest) and all material facts with respect thereto. The executive vice president, chief legal officer will then promptly communicate that information to our Board of Directors. It is our policy that no related person transaction will be executed without the approval or ratification of our Board of Directors or a duly authorized committee of our Board of Directors. It is also our policy that directors interested in a related person transaction will recuse themselves from any vote on a related person transaction in which they have an interest.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires that our executive officers and directors, and persons who own more than 10 percent of our common stock, file reports of ownership and changes of ownership with the SEC. Such directors, executive officers and 10 percent stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

SEC regulations require us to identify in this proxy statement anyone who failed to file, on a timely basis, reports required by Section 16(a), during the most recent fiscal year. Based on our review of forms we received or written representations from reporting persons stating that they were not required to file these forms, we believe that in 2017 all Section 16(a) filing requirements applicable to our directors, executive officers and 10% owners during 2017 were satisfied on a timely basis, except for one late report for one transaction relating to dividend equivalent rights granted in connection with our quarterly dividend paid on September 15, 2017 for each of Ms. Estabrook and Messrs. Hewett, Metz, Sullivan, Tishman, Valcourt, Wesley and Yoon.

Communications With Our Board of Directors

Stockholders and interested parties wishing to communicate with the chairperson of any of the Audit, Nominating and Corporate Governance and Compensation Committees, or to the non-management or independent Directors as a group, may do so by addressing such communications or concerns to the Corporate Secretary, 333 Bridge Street, Fairhaven, Massachusetts 02719, who will forward such communications to the appropriate party.

Availability of Annual Report

A copy of our 2017 Annual Report on Form 10-K for the year ended December 31, 2017 and our proxy statement, each as filed with the SEC, is available, without charge, by mailing a request to the following address:

Acushnet Holdings Corp.
Attention: Investor Relations
333 Bridge Street
Fairhaven, MA 02719

The Annual Report on Form 10-K and proxy statement are also available under the "Investors" section on our website at www.acushnetholdingscorp.com.

Other Business

The Board of Directors does not presently intend to bring any other business before the meeting, and, so far as is known to the Board of Directors, no matters are to be brought before the meeting except as specified in the Notice of Annual Meeting and described in this proxy statement. As to any business that may properly come before the meeting, however, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the best judgment of the persons voting such proxies.

*            *            *

Appendix A

CERTIFICATE OF AMENDMENT
TO THE
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
ACUSHNET HOLDINGS CORP.

Acushnet Holdings Corp., a Delaware corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), hereby certifies as follows:
1.The Corporation’s original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on May 9, 2011 under the name Alexandria Holdings Corp., amended and restated on July 28, 2011, January 18, 2012 and October 22, 2013, further amended to change the name of the Corporation to Acushnet Holdings Corp., and amended and restated on November 2, 2016.
2.The Board of Directors of the Corporation, acting at a meeting, pursuant to Section 242 of the General Corporation Law of the State of Delaware duly adopted a resolution setting forth an amendment to the Amended and Restated Certificate of Incorporation of the Corporation, declaring such amendment to be advisable and calling for such amendment to be submitted to the stockholders of the Corporation for their approval.
3.The proposed amendment has been authorized by the stockholders of the Corporation at a meeting duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware.
4.The Amended and Restated Certificate of Incorporation is hereby amended by deleting Article VI.A and replacing it with the following:
A. Except as otherwise provided in this Amended and Restated Certificate of Incorporation or the DGCL, the business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. Except as otherwise provided for or fixed pursuant to the provisions of Article IV (including any certificate of designation with respect to any series of Preferred Stock) and this Article VI relating to the rights of the holders of any series of Preferred Stock to elect additional directors, the total number of directors shall be determined from time to time exclusively by resolution adopted by the Board of Directors. The term of office of all directors who are in office immediately prior to the closing of the polls for the election of directors at the 2019 annual meeting of stockholders of the Corporation shall expire at such time. From and after the election of directors at the 2019 annual meeting of stockholders of the Corporation, each director shall hold office for a term expiring at the next annual meeting of stockholders of the Corporation and until a successor has been duly elected and qualified or until his or her earlier death, resignation, retirement, disqualification or removal. The Board of Directors is authorized to assign members of the Board of Directors already in office to their respective class.
5.The Amended and Restated Certificate of Incorporation is hereby amended by deleting Article VI.C and replacing it with the following:
C. Any or all of the directors (other than the directors elected by the holders of any series of Preferred Stock of the Corporation, voting separately as a series or together with one or more other such series, as the case may be) may be removed from office at any time, with or without cause, but only by the affirmative vote of the holders of at least 66 2/3% in voting power of all the then-outstanding shares of stock of the Corporation entitled to vote thereon, voting together as a single class; provided, however, that prior to the Trigger Date, any or all of the directors (other than the directors elected by the holders of any series of Preferred Stock of the Corporation, voting separately as a series or together with one or more other such series, as the case may be) may be removed from office at any time, with or without cause, by the holders of a majority of the voting power of the outstanding Common Stock.
6.The Amended and Restated Certificate of Incorporation is hereby amended by deleting Article VIII.B and replacing it with the following:
B. Except as otherwise required by law and subject to the rights of the holders of any series of Preferred Stock, special meetings of the stockholders of the Corporation for any purpose or purposes may be called at any time only by or at the direction of the Board of Directors or the Chairperson of the Board of Directors; provided that prior to the Trigger Date, special meetings shall also be called by the Board of Directors or the Chairperson of the Board of Directors at the request of the Controlling Owner.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has caused this Certificate of Amendment to the Amended and Restated Certificate of Incorporation to be executed by ______________, this _______ day of ______, 2018.

ACUSHNET HOLDINGS CORP.

By: _________________________________
Name:
Title: